SCHEDULE 14A
(Rule 14A-101)

Information Required in Proxy Statement

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Integrated Telecom Express, Inc.

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INTEGRATED TELECOM EXPRESS, INC.
400 RACE STREET, SAN JOSE, CALIFORNIA 95126

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on              , 2002

To the Stockholders of
Integrated Telecom Express, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Integrated Telecom Express, Inc., a Delaware corporation (the “Company” or “ITeX”), will be held on              , 2002, at 10:00 a.m. local time, at our principal executive offices, located at 400 Race Street, San Jose, California 95126, for the following purposes:

1.
To ratify and approve the Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of Annex A attached to the accompanying Proxy Statement, including the liquidation and dissolution of the Company contemplated thereby.

2.
To ratify and approve the proposed sale of certain of our assets to Real Communications, Inc., a corporation in which certain of our directors and executive officers may become stockholders, as described in more detail in the accompanying Proxy Statement.

3.	To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on              , 2002, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Peter J. Courture
Secretary

San Jose, California
             , 2002

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Special Meeting. However, to ensure your representation at the Special Meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may choose to vote in person even if you have previously sent in your proxy card.

DIRECTIONS TO INTEGRATED TELECOM EXPRESS, INC.’S
PRINCIPAL EXECUTIVE OFFICES

Integrated Telecom Express, Inc.
400 Race Street
San Jose, CA 95126

Directions from San Francisco Airport

Exit South on 101, then proceed South on 85 and South on 280.

Take the second Meridian exit North off 280, cross 280 and turn right at Auzerais Avenue.

Cross Race Street and turn right into parking lot.

Directions from San Jose Airport

From Terminal A or B of the airport, exit onto Guadalupe Parkway, which becomes CA-87.

Proceed South on CA-87 toward San Jose. Take the 280 North off ramp and exit at Race Street.

Proceed North on Race Street to the corner of Auzerais and Race.

ITeX is on the corner on the right side.

INTEGRATED TELECOM EXPRESS, INC.
400 RACE STREET
SAN JOSE, CALIFORNIA 95126

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON              , 2002

Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Integrated Telecom Express, Inc. (the “Company” or “ITeX”) for use at our Special Meeting of Stockholders (the “Special Meeting”) to be held on              , 2002 at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at our principal executive offices, located at 400 Race Street, San Jose, California 95126. Our telephone number at our principal executive offices is (408) 792-0797.

These proxy solicitation materials were mailed on or about              , 2002 to all stockholders entitled to vote at the Special Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

Stockholders of record as of              , 2002 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. As of the Record Date, 42,777,112 shares of our common stock were issued and outstanding, and no shares of our preferred stock were outstanding.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to our Secretary at our principal executive offices at any time before it is exercised, or by voting in person at the Special Meeting. If a stockholder is not attending the Special Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Special Meeting.

Voting and Solicitation

Each share of common stock outstanding as of the Record Date will be entitled to one vote, and stockholders may vote in person or by proxy. At the Special Meeting, a proposal to ratify and approve a plan of complete liquidation and dissolution of the Company, including the liquidation and dissolution of the Company contemplated thereby, and a proposal to ratify and approve the sale of some of our assets (the “Asset Sale”) to Real Communications, Inc., a corporation in which some or all of the following individuals may become stockholders: Daniel Chen, the Chairman of our Board of Directors; Kenyon Mei, our Chief Operating Officer; and Jow Peng, our Vice President of Business Development (we refer to this corporation and to these individuals in their capacity as stockholders of this corporation throughout this Proxy Statement as the “Affiliated Purchasers”), will be subject to the vote of holders of our common stock as described below. Our Board of Directors knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained Georgeson Shareholder to assist in distribution of proxy materials and solicitation of votes. We will pay Georgeson Shareholder approximately $9,000 for its services, plus reimbursement for certain out-of-pocket expenses.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of our transfer agent. The Inspector will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the Special Meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“Broker Non-Votes”) and shares which abstain from voting as to a particular matter, will not be voted in favor of such matter. The proposal to ratify and approve the plan of complete liquidation and dissolution of the Company, including the liquidation of the Company contemplated thereby, is a proposal that requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and Broker Non-Votes will have the effect of a vote against the proposal to ratify and approve the plan of complete liquidation and dissolution. The proposal to ratify and approve the Asset Sale to the Affiliated Purchasers, however, requires both (1) the affirmative vote of a majority of our outstanding shares, and (2) the affirmative vote of a majority of the votes cast, affirmatively or negatively, in person and by proxy, on this proposal at the Special Meeting, excluding votes cast, affirmatively or negatively, by any member of the Affiliated Purchasers or any other interested stockholder as determined by the Board of Directors. Accordingly, abstentions and Broker Non-Votes will have the effect of a vote against the proposal to ratify and approve the Asset Sale to the Affiliated Purchasers for purposes of obtaining the affirmative vote of a majority of our outstanding shares, but will not affect the outcome of the voting on this proposal for purposes of determining whether ratification by disinterested stockholders has been obtained.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This Proxy Statement contains certain forward-looking statements, including statements concerning the value of our net assets, the anticipated liquidation value per share of common stock as compared to its market price absent the proposed liquidation, the timing and amounts of distributions of liquidation proceeds to stockholders, and the likelihood of stockholder value resulting from sale of certain of our significant assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the sale of our non-cash assets could be lower than anticipated, and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce the distribution to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What proposals will be voted on at the Special Meeting?

A:	The following two proposals will be voted on at the Special Meeting:

•
The first proposal to be voted on is whether to ratify and approve the Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of Annex A attached to this Proxy Statement (the “Plan”), including the liquidation and dissolution of the Company contemplated thereby.

•
The second proposal to be voted on is whether to ratify and approve the sale of some of our assets (the “Asset Sale”) for a purchase price of $1.5 million to Real Communications, Inc., a corporation in which some or all of the following individuals may become stockholders: Daniel Chen, the Chairman of our Board of Directors; Kenyon Mei, our Chief Operating Officer; and Jow Peng, our Vice President of Business Development. We refer to this corporation and to these individuals in their capacity as stockholders of this corporation throughout this Proxy Statement as the “Affiliated Purchasers.” The assets proposed to be sold to the Affiliated Purchasers (the “Assets”) primarily consist of our intellectual property rights, including all of our existing patents and rights to patents that may be granted pursuant to pending patent applications that relate to our products and tools (other than our ADSL line tester product), as well as rights in our customer information sufficient to permit the Affiliated Purchasers to continue to support our existing customers, and rights in our current Etherlink project. See “Proposal No. 2—To Ratify and Approve the Proposed Asset Sale” for a more detailed description of the Assets.

Ratification and approval of the Plan is not contingent on ratification and approval of the Asset Sale to the Affiliated Purchasers. However, ratification and approval of the Asset Sale to the Affiliated Purchasers is contingent on ratification and approval of the Plan.

Q:	What will happen if the Plan is ratified and approved?

A:
If the Plan is ratified and approved, we will file a certificate to dissolve the Company with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds, if any.

Q:	When will stockholders receive any payment from our liquidation?

A:
Although our Board of Directors has not established a firm timetable for distributions to stockholders, subject to stockholder ratification and approval of the Plan, we intend to make such distributions as promptly as practical. However, distribution of our assets, if any, to our stockholders could be delayed by, among other things, the timing of sales of our non-cash assets, claim settlements with creditors and pending litigation matters. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.” The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to our stockholders or to a liquidating trust. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Liquidating Distributions; Nature; Amount; Timing.”

Q:	What is the amount of the payment that stockholders will receive from our liquidation?

A:
As of March 31, 2002, we had approximately $117.6 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $6.1 million. In addition to satisfying the liabilities on the balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	Ongoing operating expenses

•	Expenses incurred in connection with extending our directors’ and officers’ insurance coverage

•	Expenses incurred in connection with the liquidation

•	Employee severance and related costs

•	Penalties for terminating certain equipment and facility leases and non-cancelable inventory purchase commitments

•	Customer service obligations

•	Professional, legal and accounting fees

We are currently evaluating the market value of our other assets, including inventory and property and equipment, on a liquidation basis, but we expect sales proceeds to be significantly lower than amounts recorded on the balance sheet as of March 31, 2002.

Based on the estimated fair value of our assets and our estimated liabilities and operating expenses, we currently estimate that the amount ultimately distributed to our stockholders would be in the range of $1.60 to $2.00 per share. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Liquidation Analysis and Estimates.” However, the proceeds from the sale of non-cash assets could be lower than anticipated, the sale of non-cash assets and the settlement of liabilities could take longer than expected, and we may incur additional liabilities or the settlement of liabilities could be higher than we currently estimate, which would result in any distribution to our stockholders being reduced, or even eliminated. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Q:	Why am I being asked to ratify and approve the Asset Sale to the Affiliated Purchasers?

A:
We are asking our stockholders to ratify and approve the Asset Sale because some or all of the following individuals may become stockholders of Real Communications, Inc.: Daniel Chen, the Chairman of our Board of Directors, Kenyon Mei, our Chief Operating Officer, and Jow Peng, our Vice President of Business Development. We believe that stockholder approval of the Asset Sale is not required by the Delaware General Corporation Law (the “DGCL”). Moreover, the members of the Affiliated Purchasers who are on our Board of Directors did not participate in any deliberations of the Board regarding the proposed Asset Sale, and the proposed Asset Sale was approved by a majority of the non-management, non-affiliated independent directors who have no relationship with the members of the Affiliated Purchasers who are on the Board. Nevertheless, because of the potential conflicts of interest of the Affiliated Purchasers, we are seeking stockholder ratification and approval of the Asset Sale.

Q:	What will happen if the Asset Sale to the Affiliated Purchasers is ratified and approved?

A:	If the Asset Sale is ratified and approved and other conditions to closing the Asset Sale are satisfied, we will sell the Assets to the Affiliated Purchasers for $1.5 million.

Q:	Is the Asset Sale to the Affiliated Purchasers conditioned upon the liquidation being approved?

A:
Yes. The Asset Sale to the Affiliated Purchasers is conditioned upon the liquidation being approved. If our stockholders do not also ratify and approve the Plan, we will not complete the Asset Sale to the Affiliated Purchasers.

Q:	Is the liquidation conditioned upon the completion of the Asset Sale to the Affiliated Purchasers?

A:
No. The liquidation is not conditioned upon completion of the Asset Sale to the Affiliated Purchasers. Regardless of whether the proposed Asset Sale to the Affiliated Purchasers is ratified and approved by the stockholders and is otherwise completed, we will (subject to stockholder ratification and approval of the Plan) complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds.

Q:	What will happen if the Asset Sale to the Affiliated Purchasers is not ratified and approved?

A:
We will (subject to stockholder ratification and approval of the Plan) complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds, and we will seek to sell the Assets proposed to be sold in the Asset Sale to the highest bidder, if any. There can be no assurance that any potential bidder will offer to purchase the Assets for a price equal to or greater than the price proposed to be paid by the Affiliated Purchasers in the Asset Sale, or that the Assets can be sold at all.

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this Proxy Statement, you should complete and sign the enclosed proxy card and return it in the enclosed return envelope as soon as possible so that your shares will be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable ITeX to conduct business at the meeting.

Q:	Can I change my vote after I have mailed my signed proxy?

A:
Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our Secretary, Peter J. Courture, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person.

Q:	If my ITeX shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:
A broker will vote ITeX shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“Broker Non-Votes”) will not be voted in favor of such matter. The proposal to ratify and approve the Plan is a proposal that requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, Broker Non-Votes will have the effect of a vote against the proposal to ratify and approve the Plan. The proposal to ratify and approve the Asset Sale to the Affiliated Purchasers, however, requires both (1) the affirmative vote of a majority of our outstanding shares, and (2) the affirmative vote of a majority of the votes cast, affirmatively or negatively, in person and by proxy, on this proposal at the Special Meeting, excluding votes cast, affirmatively or negatively, by any member of the Affiliated Purchasers or any other interested stockholder as determined by the Board of Directors. Accordingly, Broker Non-Votes will have the effect of a vote against the proposal to ratify and approve the Assets Sale to the Affiliated Purchasers for purposes of obtaining the affirmative vote of a majority of our outstanding shares, but will not affect the outcome of the voting on this proposal for purposes of determining whether ratification by disinterested stockholders has been obtained. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	Can I still sell my shares of ITeX common stock?

A:
Yes. We expect that our common stock will continue to be listed on the Nasdaq National Market (the “Nasdaq”) prior to the Special Meeting. However, we anticipate that we will request that our common stock be delisted from the Nasdaq immediately prior to the filing of the Certificate of Dissolution with the Delaware Secretary of State, which (subject to stockholder ratification and approval of the Plan) we anticipate will occur on or around                 , 2002. In addition, we will close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

Q:	Who can help answer my questions?

A:
If you have any questions about the Special Meeting or the proposals to be voted on at the Special Meeting, or if you need additional copies of this Proxy Statement or copies of any of our public filings, you should contact our Investor Relations department at (408) 513-9205. Our public filings can also be accessed at the SEC’s web site at www.sec.gov.

PROPOSAL NO. 1

TO RATIFY AND APPROVE THE PLAN OF
COMPLETE LIQUIDATION AND DISSOLUTION

General

Our Board of Directors, excluding Messrs. Chen and Liu who recused themselves due to their interest in purchasing the Assets, is proposing the Plan of Complete Liquidation and Dissolution (the “Plan”) for ratification and approval by our stockholders at the Special Meeting. The Plan was approved by the Board of Directors (acting without Messrs. Chen and Liu), subject to stockholder ratification and approval, on April 18, 2002. A copy of the Plan is attached as Annex A to this Proxy Statement. Certain material features of the Plan are summarized below. We encourage you to read the Plan in its entirety.

We provide integrated circuit and software products to the broadband access communications equipment industry. Our products include integrated circuits, software, production designs, network interface cards, or NICs, and test systems that enable communications equipment manufacturers to provide high-speed, cost-effective asymmetric digital subscriber line, or ADSL, equipment to communications service providers and their customers. Our software includes programs that enable the basic function of our integrated circuits and reference designs, and that provide access to the Internet, permitting equipment utilizing our solutions to communicate with telecommunication service providers’ central office equipment. After stockholder ratification and approval of the Plan, our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

•	selling any of our remaining assets, including our intellectual property and other intangible assets;

•	paying our creditors;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	continuing to honor certain obligations to customers;

•	establishing a contingency reserve for payment of our expenses and liabilities; and

•	preparing to make distributions to our stockholders.

Ratification and approval of the Plan by a majority of our stockholders will constitute ratification and approval of these activities by us.

As of March 31, 2002, we had approximately $117.6 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $6.1 million. In addition to satisfying the liabilities on the balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	Ongoing operating expenses

•	Expenses incurred in connection with extending our directors’ and officers’ insurance coverage

•	Expenses incurred in connection with the liquidation

•	Employee severance and related costs

•	Penalties for terminating certain equipment and facility leases and non-cancelable inventory purchase commitments

•	Customer service obligations

•	Professional, legal and accounting fees

We are currently evaluating the market value of our other assets, including inventory and property and equipment, on a liquidation basis, but we expect sales proceeds to be significantly lower than amounts recorded on the balance sheet as of March 31, 2002.

Based on the estimated fair value of our assets and our estimated liabilities and operating expenses, we currently estimate that the amount ultimately distributed to our stockholders would be in the range of approximately $1.60 to $2.00 per share. See “Liquidation Analysis and Estimates.”

However, the proceeds from the sale of non-cash assets could be lower than anticipated, the sale of non-cash assets and the settlement of liabilities could take longer than expected, and we may incur additional liabilities or the settlement of liabilities could be higher than we currently estimate, which would result in any distribution to our stockholders being substantially reduced, or even eliminated. The distribution to our stockholders may be reduced by additional liabilities we may incur, the ultimate settlement amounts of our liabilities and our failure to achieve significant value for our non-cash assets. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Our Board of Directors may, at any time, turn over the management of the Company to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the Plan. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so. Your ratification and approval of the Plan will also constitute your ratification and approval of any appointment and compensation of such trustees.

During the liquidation of our assets, we may pay our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan. Compensation payable to our officers for rendering services in connection with the Plan will be made pursuant to the terms of their employment arrangements with us. See “Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers” for a description of these employment arrangements. Your ratification and approval of the Plan will constitute your approval of the payment of any such compensation.

Subject to stockholder ratification and approval of the Plan, our Board will make all future determinations regarding compensation to potential trustees or other persons rendering services in connection with the Plan. Except for the employment arrangements with our executive officers described under “Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers,” we have not set any limits on, or established any procedures for determining, the compensation to potential trustees or other persons rendering services in connection with the Plan. If you do not want to provide the Board with broad authority to determine and pay any such compensation, you should vote against the Plan.

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION, INCLUDING THE LIQUIDATION AND DISSOLUTION OF THE COMPANY CONTEMPLATED THEREBY, BE RATIFIED AND APPROVED.”

Background and Reasons for the Plan

During March and April 2002, our Board of Directors held a total of seven meetings to explore and discuss our strategic alternatives. Messrs. Chen and Liu did not participate in any deliberations of the Board regarding the proposed Asset Sale to the Affiliated Purchasers. Excluding Messrs. Chen and Liu, the remaining members of our Board of Directors are Michael Callahan, John Cioffi, Peter Courture, David Lam and Sena Reddy. Each of Messrs. Callahan, Cioffi, Courture, Lam and Reddy are outside non-employee directors. On April 18, 2002, our Board of Directors, excluding Messrs. Chen and Liu, who recused themselves from the vote due to their interest in purchasing the Assets, deemed advisable the liquidation and dissolution of the Company and adopted the Plan subject to stockholder ratification and approval. In reaching its decision, the Board considered a number of factors, including our recent financial performance, prevailing economic conditions and the unsuccessful efforts to sell or merge the Company. Although Messrs. Chen and Liu recused themselves from the vote, they would have voted to approve the liquidation and dissolution but for the potential conflict related to their interest in purchasing the Assets. Mr. Chen (on behalf of himself and Messrs. Liu, Mei and Peng) had first discussed with the Board the possibility of the Affiliated Purchasers acquiring the Assets in a meeting of our Board of Directors on April 15, 2002. Although Mr. Liu was at this time interested in participating in the purchase of the Assets, Mr. Liu subsequently informed us in May 2002 that he had elected not to participate in any such asset purchase from us.

During the past year or more, there has been a rapid deterioration in the market for asymmetric digital subscriber line equipment. Our revenue declined from $22.5 million in the fourth quarter of 2000 to $2.6 million in the fourth quarter of 2001, and our net loss for the full year 2001 was $36.2 million. The decrease in our net revenue was primarily attributable to the slowdown in the semiconductor and communications industry worldwide, along with a reduction in the demand for our Apollo chipset products in Asia, particularly in the South Korean market. During 2001, we also experienced severe pricing pressure on our Apollo chipset products, resulting in a decrease in average selling price ranging from 37% to 51% among all Apollo chipset products. Based on these conditions, we significantly downsized our operations to reduce costs and conserve cash, while reviewing alternative business strategies.

In December 2001, we hired Booz Allen Hamilton to assist in identifying new business models for us. The Board of Directors considered whether to continue operations as a standalone company, with a new focus on systems level opportunities. There were a number of risks associated with such strategy. Recovery of the semiconductor industry from the current slowdown is expected to be slow. At the current time, we have a minimal backlog of customer orders, and prospects for material revenue over the next few quarters are limited. Although we have the financial resources to weather a lengthy market downturn, significant amounts of cash would be required to continue operations, to refocus our business on systems level opportunities and to remain competitive, including significant expenditures to develop new products. Furthermore, employee retention would continue to become increasingly difficult. In light of these risks, there is a substantial possibility that a strategy of refocusing our business on systems level opportunities would cause a continued erosion of our cash, asset value and employee base, thus reducing stockholder value without any assurance of a future recovery.

In February 2002, we engaged Lehman Brothers to assist in identifying and evaluating strategic alternatives, including the sale or merger of the Company. Between February 2002 and April 2002, Lehman Brothers contacted multiple prospective acquirers or merger partners, both domestic and international. These prospective acquirers included competitors and other companies that we believed might have an interest in our business or technology. We were unsuccessful in locating a third party willing to enter into a strategic business combination with us on terms acceptable to the Board of Directors. Among other factors, our Board of Directors believed that any prospective acquiror would need to propose a transaction that would be substantially likely to provide more current value to our stockholders than a liquidation scenario. In considering the liquidation and dissolution alternative, the Board considered management’s analysis of the current liquidation value of ITeX, as well as the assumptions underlying those calculations. See “Liquidation Analysis and Estimates.”

On March 8, 2002, we received a non-binding proposal from a private equity firm that focuses on acquiring and growing technology businesses. We refer to this private equity firm as “Holding Company.” Holding Company proposed that we acquire one of Holding Company’s private portfolio companies, which we refer to as “Portfolio Company,” in a transaction in which Holding Company would receive shares of our common stock representing 75% of our outstanding common stock following the issuance thereof. Our Board of Directors discussed this proposal in a total of five meetings held between March 8, 2002 and April 11, 2002. In a revised proposal, Holding Company proposed to lower the amount of shares of our common stock that it would receive to 67.5% of our outstanding common stock following the issuance thereof. However, we could not reach an agreement with Holding Company regarding valuation and the resulting equity ownership split for the combined entity between Holding Company and our existing stockholders. In evaluating this proposal and the related valuation issues, our Board considered our existing cash resources as compared to the Portfolio Company’s lack of any significant cash assets, the lack of any public trading market for the Portfolio Company’s stock that would provide an independent valuation benchmark for the Portfolio Company, and existing estimates of the value of our common stock at up to $1.92 per share in a liquidation scenario. See “Liquidation Analysis and Estimates.” Except for the proposal from Holding Company described above, we have not received any other offers from third parties in connection with a strategic combination with ITeX.

After a careful review, the Board of Directors, acting without Messrs. Chen and Liu, concluded on April 18, 2002 that, in light of the extensive efforts to locate a strategic partner for us by both Lehman Brothers and James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer, it was unlikely that an acquisition or merger opportunity that would provide stockholders with as much current liquidity and value as could be achieved through a liquidation and dissolution would become available to us. In addition, the Board of Directors, acting without Messrs. Chen and Liu, considered the fact that our cash balance was declining daily, that employee retention was growing increasingly difficult and that continuing operations as a standalone business posed substantial risks as discussed above.

For these reasons, the Board of Directors, acting without Messrs. Chen and Liu, concluded that our liquidation and dissolution would have the highest probability of returning the greatest current value to the stockholders. Our Board did not request, and did not receive, a fairness opinion with regard to the amount to be distributed to our stockholders in the liquidation. In determining that the amount to be distributed to our stockholders in the liquidation is fair to our stockholders, the Board considered the trading price of our common stock, the amount of our assets and liabilities, the lack of other strategic alternatives for the Company, management’s analysis of the estimated liquidation return to our stockholders and the other factors described above. See “Liquidation Analysis and Estimates.”

Liquidation Analysis and Estimates

Our current estimate that the amount ultimately distributable to our stockholders would be in the range of $1.60 to $2.00 per share is based upon the following management estimates and projections of potentially realizable values for our assets, estimated liabilities and estimated operating expenses. However, we cannot assure you that we will be able to dispose of any of our assets for or within the estimated values for our assets set forth below, and we have not sought independent appraisals for any of our assets. Moreover, the high end of the estimated range of $2.00 is estimated primarily based upon a potential settlement in connection with an early termination of the facility lease at a term significantly more favorable than our estimate indicated below. We cannot assure you that we will be able to successfully negotiate a settlement of the facility lease termination at all. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

(in thousands, except per share data)
Estimated fair values of assets:
Cash and cash equivalents as of March 31, 2002	$117,648
Collections from accounts receivable	200
Proceeds from sales of inventories, testing and computer equipment and intellectual properties	2,500
Proceeds from issuance of common stock upon exercise of stock options by executives	4,842

125,190

Estimated liabilities and operating expenses, net:
Liabilities as of March 31, 2002	(6,137)
Penalties for termination of facility lease, less security deposits	(24,500)
Employee severance, bonuses and related costs	(3,800)
Directors’ and officers’ liability insurance premium	(3,000)
Professional, legal and accounting fees	(2,500)
Other ongoing operating expenses, less interest income	(5,500)
Contingency reserve	(5,000)

(50,437)

Estimated minimum net proceeds available for distribution to stockholders	$74,753

Estimated minimum net proceeds available for distribution per share of common stock outstanding(1)	$1.60

(1)	Based upon 42,777,112 shares of common stock outstanding as of the Record Date and 3,950,000 shares of common stock expected to be issued upon the exercise of outstanding options.

The methods used by us in estimating the value of our assets are inexact and may not approximate values actually realized. Our assessment assumes that the estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and do not reflect any contingent liabilities that may materialize. For all these reasons, there can be no assurance that the actual net proceeds distributed to our stockholders in the liquidation may not be significantly less than the estimated amount shown. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan

You should carefully consider the factors described below when deciding whether to vote to ratify and approve the Plan.

We cannot assure you of the amount, if any, of any distribution to our stockholders under the Plan.

Liquidation and dissolution may not create value to our stockholders or result in any remaining capital for distribution to our stockholders. We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the Plan. Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value, if any, ultimately distributable to our stockholders. The aggregate net value, if any, ultimately distributable to you under the Plan may be lower or higher than the amount you would receive if you sold your shares of our common stock prior to the time we file the Certificate of Dissolution with the Delaware Secretary of State. The actual nature and amount of all distributions will depend in part upon our ability to convert our remaining non-cash assets into cash. We may not be successful in selling our non-cash assets, in which case we may not generate meaningful cash, if any, to return to our stockholders.

The proceeds from any sales of our non-cash assets may be less than anticipated.

Sales of our non-cash assets will be made on terms approved by our Board of Directors and may be conducted by competitive bidding, public sales or privately negotiated sales. The prices at which we will be able to sell our various non-cash assets will depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, regulatory approvals, public market perceptions, and limitations on transferability of certain non-cash assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. Furthermore, many of our non-cash assets, particularly our intellectual property, will decline in value over time, and we may not be able to consummate the sale of these assets in time to generate meaningful value which could be returned to our stockholders.

We may not be able to settle all of our obligations to creditors.

We have current and future obligations to creditors. These include, without limitation, long-term contractual obligations associated with facilities leases and business agreements with customers and other third parties. Among other things, the lease for our principal office has a term expiring in February 2011, and future minimum lease payments for the remaining term of this lease totaled approximately $29.8 million as of December 31, 2001. As part of the wind down process, we will attempt to settle our obligations with our creditors and are currently exploring all our options in this regard. We may not, however, succeed in doing so. If we cannot reach an agreement with a creditor concerning an obligation, that creditor may choose to bring a lawsuit against us. Any litigation could delay or even prevent us from completing the Plan. Moreover, amounts required to settle our obligations to creditors will reduce the amount of remaining capital available for distribution to stockholders.

We will continue to incur claims, liabilities and expenses which will reduce, and could eliminate, the amount available for distribution to stockholders.

Claims, liabilities and expenses from operations (such as operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we wind down. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

In November 2001, a complaint captioned Richmon v. Integrated Telecom Express, Inc., No. 01-CV-10108 was filed in federal district court for the Southern District of New York, on behalf of a putative class of persons who purchased our common stock between August 18, 2000 and December 6, 2000. An amended complaint was filed in April 2002. The amended complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in our initial public offering of securities and subsequently issued false and misleading analyst reports. The complaint brings claims for violation of several provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 against those underwriters and also against us and various of our present and former officers and directors. Similar lawsuits concerning more than 300 other companies’ initial public offerings have been filed and coordinated as In re Initial Public Offering Securities Litigation, No. 21 MC 92. We believe that the claims against us are without merit and intend to defend this lawsuit vigorously. Pendency of this litigation matter can be expected to result in expenses to us and the diversion of management time and other resources, the extent of which cannot be quantified with any reasonable accuracy given the stage of this litigation matter. If these parties are successful in their claims against us, we may be liable for significant damages, which would substantially reduce, or eliminate, amounts available for distribution to our stockholders.

Distribution of assets, if any, to our stockholders could be delayed.

Although our Board of Directors has not established a firm timetable for distributions to our stockholders, the Board of Directors intends, subject to contingencies inherent in winding down our business, to make such distributions as promptly as practicable. However, we are currently unable to predict the precise timing of any distribution pursuant to our wind down. The timing of distribution will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets, claim settlements with creditors and the litigation matter described above. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Additionally, if we do not have sufficient assets to satisfy our liabilities, we could seek protection from creditors under the federal bankruptcy code even after we have filed the Certificate of Dissolution with the Delaware Secretary of State. Any action of this type could delay or substantially diminish, or eliminate, the amount available for distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors of each such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

If the Plan is ratified and approved by the stockholders, we will file a Certificate of Dissolution with the State of Delaware dissolving the Company. Pursuant to the Delaware General Corporation Law (the “DGCL”), we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities during this three-year period, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from us under the Plan. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by us will be adequate to cover any expenses and liabilities. See “Contingent Liabilities; Contingency Reserve; Liquidating Trust.”

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State (the “Final Record Date”). Thereafter, certificates representing our common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and, after the Final Record Date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We do not expect to recognize any material revenue following the announcement of our intent to wind down.

Except for revenue resulting from the sale of our remaining inventory, we do not expect to recognize much, if any, additional revenue. Furthermore, it may be difficult to collect receivables now that we have announced our intent to wind down.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.

If we fail to retain the services of certain key personnel, the Plan may not succeed.

The success of the Plan depends in large part upon our ability to retain the services of certain of our current officers. The retention of James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer, and certain other qualified personnel is particularly difficult under our current circumstances. Failure to retain these personnel could harm the implementation of the Plan. If we fail to retain these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all. For this reason and others discussed below, we have entered into amendments to our existing employment agreements with certain executive officers particularly, James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer. We also believe that it is important to retain the services of certain of our other executive officers until our stockholders have ratified and approved the Plan. As a result, we intend to negotiate amendments to the existing employment arrangements and stock option agreements for Kenyon Mei, our Chief Operating Officer, James Stair, our Vice President of Systems Engineering, and Jow Peng, our Vice President of Business Development. See “Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers.”

Our stockholders could vote against the Plan.

Our stockholders could vote against the Plan. If we do not obtain stockholder ratification and approval of the Plan, we would have to continue our business operations from a difficult position, in light of our announced intent to liquidate and dissolve. Among other things, a substantial majority of our employees will have been terminated, and customer relationships will have been severely strained. Prospective employees, customers and other third parties may refuse to form relationships or conduct business with us if they have no confidence in our future.

Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers

In considering the recommendation of the Board, excluding Messrs. Chen and Liu who recused themselves, that you ratify and approve the Plan, including the liquidation and dissolution of the Company contemplated thereby, you should be aware that our executive officers and directors have interests in the liquidation that are different from, or in addition to, your interests.

Under the terms of their employment agreements, James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer, are entitled to have 100% of their stock options fully vested upon stockholder ratification and approval of the Plan. As a result, if our stockholders ratify and approve the Plan, (1) options held by Mr. Regel to purchase 1,950,000 shares of our common stock at an average exercise price of $1.19 per share would vest in full, and (2) options held by Mr. Williams to purchase 750,000 shares of our common stock at an average exercise price of $1.02 per share would vest in full. In the event that our stockholders ratify and approve the Plan, Mr. Regel is also entitled to receive a payment from us equal to $1,000,000 minus the amount by which the fair market value of the shares of common stock subject to Mr. Regel’s options exceeds the aggregate exercise price of such shares. Based on an assumed common stock trading price of $1.72, the closing sale price of the common stock on May 9, 2002, Mr. Regel would not be entitled to receive a payment under this provision. In addition, Messrs. Regel’s and Williams’ employment agreements allow them to exercise their stock options by issuing us an interest-bearing promissory note secured by the shares purchased.

Under the terms of Messrs. Regel’s and Williams’ employment agreements, if we terminate their employment without cause or if there is an “involuntary termination” of their employment, Messrs. Regel and Williams are each entitled to receive twelve months base salary and eighteen months of COBRA premiums.

Mr. Regel’s employment agreement provides that he is eligible to receive an MBO payment of up to $100,000 upon achievement of milestones determined by the Board. An MBO payment is a payment to one of our executives that is tied to that executive’s achievement of milestones determined by our Board. Mr. Regel has already earned $67,500 of this MBO payment as a result of achieving milestones tied to our Board’s approval of the Plan and completion of employee terminations (other than employees remaining to assist in the liquidation process). Mr. Williams is also eligible to receive an MBO payment of up to $70,000 upon achievement of milestones determined by the Board. Mr. Williams has already earned $47,250 of this MBO payment as a result of achieving milestones tied to our Board’s approval of the Plan and completion of employee terminations (other than employees remaining to assist in the liquidation process). Messrs. Regel’s and Williams’ employment agreements provide that the milestones to be achieved for them to earn the remainder of their MBO payments are tied to the completion of tasks identified by the Board as critical to completion of the liquidation. The remaining milestones are tied to (1) mailing of this proxy statement to our stockholders; (2) filing our Certificate of Dissolution with the Delaware Secretary of State; (3) reaching a written agreement with our landlord regarding the lease for our facilities in San Jose, California; (4) the initial distribution of assets to our stockholders in connection with our liquidation; and (5) providing information to our accountants for purposes of our corporate tax returns and other related tax filings for the tax year in which the initial distribution to our stockholders occurs.

We currently expect that we will continue to employ Messrs. Regel and Williams at their current annual base salary rates of $400,000 and $225,000, respectively, until the milestones crucial to our liquidation have been satisfied. We also expect to continue to retain the services of Daniel Chen, our Chairman of the Board, for a similar time period, but have not yet determined at what amount he would be compensated for such services.

Under the terms of his employment agreement, Kenyon Mei, our Chief Operating Officer, is entitled to have (1) 50% of his stock options fully vested upon stockholder ratification and approval of the Plan if such ratification and approval occurs prior to September 4, 2002, the one year anniversary date of his employment agreement with us, or (2) 100% of his stock options fully vested upon stockholder ratification and approval of the Plan if such ratification and approval occurs after September 4, 2002. As a result, if our stockholders ratify and approve the Plan at the Special Meeting, under the terms of his existing employment agreement, options held by Mr. Mei to purchase 625,000 shares of our common stock at an average exercise price of $1.40 per share would vest in full. Mr. Mei’s employment agreement also provides that he is eligible to receive an MBO payment of up to $70,000 upon achievement of milestones determined by the Board. Mr. Mei has already earned $47,250 of this MBO payment as a result of achieving milestones tied to our Board’s approval of the Plan and completion of employee terminations (other than employees remaining to assist in the liquidation process). We intend to negotiate an amendment to Mr. Mei’s employment agreement as described below.

Because of the importance of retaining the services of certain of our executive officers until our stockholders have ratified and approved the Plan, we plan to negotiate amendments to the existing employment arrangements and stock option agreements for the following executive officers: Kenyon Mei, our Chief Operating Officer; James Stair, our Vice President of Systems Engineering; and Jow Peng, our Vice President of Business Development. We believe that it is in the best interests of our stockholders to retain the services of these executive officers at least until our stockholders have ratified and approved the Plan because these executive officers are currently working to complete various tasks that we believe are critical to our orderly liquidation and the maximization of the amount ultimately distributable to our stockholders in the liquidation. The services currently being provided to us by Messrs. Mei, Stair and Peng include, among other things, transitioning our relationships with our customers, completing remaining support requirements for our customers, and preparing inventory, equipment and other assets for sale. See “Factors to be Considered by Stockholders in Determining Whether to Ratify and Approve the Plan—If we fail to retain the services of certain key personnel, the Plan may not succeed.” We currently expect that these amendments will provide for full acceleration of such executives’ unvested stock options upon stockholder ratification and approval of the Plan. As a result, if our stockholders ratify and approve the Plan, we expect that (1) options held by Mr. Mei to purchase 1,250,000 shares of our common stock at an average exercise price of $1.40 per share would vest in full, (2) options held by Mr. Stair to purchase 175,000 shares of our common stock (of which options to purchase 47,396 shares will have previously vested as of the date of the Special Meeting in accordance with their original vesting schedule) at an average exercise price of $2.78 per share would vest in full, and (3) options held by Mr. Peng to purchase 359,500 shares of our common stock (of which options to purchase 252,748 shares will have previously vested as of the date of the Special Meeting in accordance with their original vesting schedule) at an average exercise price of $3.61 would vest in full. We believe that the full vesting of options to purchase our common stock upon stockholder ratification and approval of the Plan aligns the interests of Messrs. Mei, Stair and Peng with the interests of our other stockholders and provides an appropriate incentive for these executive officers to act to maximize the amount ultimately distributable to all our stockholders in the liquidation. However, because the average exercise price of Messrs. Stair’s and Peng’s options to purchase our common stock is higher than the amount we currently estimate would be ultimately distributable to our stockholders, we do not expect Messrs. Stair and Peng to realize any value from any exercise of such options. We currently expect that these amendments to the existing employment arrangements for Messrs. Mei, Stair and Peng also will provide for a lump sum severance payment equal to six months’ base salary in the case of Messrs. Mei and Stair and for a lump sum severance payment equal to twelve months’ base salary in the case of Mr. Peng, in the event that their employment is terminated by us without cause. We believe that these severance arrangements will enable us to retain the services of Messrs. Mei, Stair and Peng until such time as their services are no longer important to the liquidation process. Messrs. Mei, Stair and Peng have already earned MBO payments of $47,250, $33,750 and $33,750, respectively, as a result of achieving milestones tied to our Board’s approval of the Plan and completion of employee terminations (other than employees remaining to assist in the liquidation process). In addition, the foregoing executive officers are eligible to receive remaining MBO payments of up to $16,250, in the case of each of Messrs. Stair and Peng, and $22,750, in the case of Mr. Mei, upon the attainment of certain milestones. In connection with the amendments to their employment agreements, we expect the milestones to be established by the Board for these remaining MBO payments will be tied to the completion of tasks identified by the Board as critical to completion of the liquidation and will be substantially similar to the milestones established for Messrs. Regel and Williams.

In addition, Messrs. Mei and Peng, together with Daniel Chen, Chairman of the Board of Directors, are interested in purchasing some of our assets, which asset purchase is contingent among other things upon stockholder ratification and approval of the Plan. See “Proposal No. 2—To Ratify and Approve the Proposed Asset Sale” for a more detailed description of the proposed Asset Sale to these individuals. Although Young Liu, Vice Chairman of the Board of Directors, initially expressed an interest in participating in this purchase of Assets, Mr. Liu subsequently informed us in May 2002 that he had elected not to participate in the purchase of the Assets from us.

Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law or our certificate of incorporation and bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to extend our current directors’ and officers’ insurance policy on substantially the same terms through August 2003 and to obtain runoff coverage under this policy for an additional six years.

In 2000, Richard Forte, our former Chief Executive Officer, as well as Peter Courture, one of our directors, each exercised their stock options by issuing us an interest-bearing secured promissory note. These promissory notes issued to us by Messrs. Courture and Forte, for an aggregate principal amount of approximately $325,000, do not become due and payable under their terms until May 2004 and June 2004, respectively.

The Board of Directors may confer other benefits or bonuses to our employees and officers in recognition of their services to us based on the performance of such employees and officers, including performance during our liquidation process. However, we do not intend to reprice any options to purchase our common stock held by our employees, officers or members of our Board of Directors or, other than as described above with respect to options held by our executive officers, accelerate the vesting of such options.

As a result, our directors and executive officers generally could be more likely to vote to approve the Plan, including the liquidation and dissolution of the Company contemplated thereby, than our other stockholders.

Other than as set forth above, it is not currently anticipated that our liquidation will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the Plan.

The Plan was adopted by the unanimous vote of the Board of Directors, excluding Messrs. Chen and Liu who recused themselves from the vote.

Principal Provisions of the Plan

Our liquidation and dissolution is not conditioned upon completion of the proposed Asset Sale to the Affiliated Purchasers.

We will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all our property and assets. The liquidation is expected to commence as soon as practicable after ratification and approval of the Plan by our stockholders, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to our stockholders or to one or more liquidating trusts. Any sales of our assets will be made in private or public transactions and on such terms as are approved by the Board of Directors. It is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors.

The Plan provides that the Board of Directors will liquidate our assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to:

•	give notice of the dissolution to all persons having a claim against us and provide for the rejection of any such claims in accordance with Section 280 of the DGCL;

•
offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL;

•
petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

•
pay, or make adequate provision for payment, of all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and

•	post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

If deemed necessary by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. If all of our assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we will transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a trust. Any of such trusts are referred to in this Proxy Statement as “liquidating trusts.” Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of its capital stock, beneficial interests in any such liquidating trust or trusts.

It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. Approval and ratification of the Plan also will constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to “Contingent Liabilities; Contingent Reserves; Liquidating Trust.”

After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase preferred or common stock must exercise such instruments or rights prior to the Final Record Date. See “Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts” and “Final Record Date” below.

Following ratification and approval of the Plan by our stockholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving the Company. Our dissolution will become effective, in accordance with the DGCL, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the DGCL, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

Abandonment; Amendment

Under the Plan, the Board of Directors may modify, amend or abandon the Plan, notwithstanding stockholder ratification and approval, to the extent permitted by the DGCL. We will not amend or modify the Plan under circumstances that would require additional stockholder solicitations under the DGCL or the Federal securities laws without complying with the DGCL and the Federal securities laws.

Liquidating Distributions; Nature; Amount; Timing

Although the Board of Directors has not established a firm timetable for distributions to stockholders, if the Plan is ratified and approved by our stockholders, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable. The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to the stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and after such date, any distributions made by us shall be made solely to stockholders of record on the close of business on the Final Record Date, except to reflect permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the Plan. The actual nature, amount and timing of all distributions will be determined by the Board of Directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

In lieu of satisfying all of our liabilities and obligations prior to making distributions to its stockholders, we may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See “Contingent Liabilities; Contingency Reserve; Liquidating Trust.”

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder ratification and approval of the Plan. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Sales of the Company’s Assets

The Plan involves the sale of all of our assets. Ratification and approval of the Plan will constitute approval, to the fullest extent permitted by law, by the stockholders of any such agreements and sales conducted by the Board of Directors or its appointed trustees. The Plan does not specify the manner in which we may sell our assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of our assets, or some other form of sale. Sales of our assets will be made on such terms as are approved by the Board of Directors in its sole discretion. The assets may be sold to one or more purchasers in one or more transactions over a period of time. We will not sell any of our assets to any of our “affiliates” without first obtaining the approval of any such asset sale by our stockholders, excluding the votes of any such affiliate and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations.

It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. We do not anticipate amending or supplementing the Proxy Statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Conduct of the Company Following Adoption of the Plan

Following ratification and approval of the Plan by our stockholders, our activities will be limited to distributing our assets in accordance with the Plan, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to ratification of the Plan, selling any of our remaining assets, and terminating any of our remaining commercial agreements, relationships or outstanding obligations. Following the ratification and approval of the Plan by our stockholders, we shall continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and Bylaws, including for actions taken in connection with the Plan and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover our indemnification obligations under the Plan.

Reporting Requirements

Whether or not the Plan is ratified and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome. If the Plan is ratified and approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission (“SEC”) from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the SEC might require.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under the DGCL, we are required, in connection with its dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the ratification and approval of the Plan by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a Contingency Reserve cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any Contingency Reserve which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the Contingency Reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the Contingency Reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the Contingency Reserve. Subsequent to the establishment of the Contingency Reserve, we will distribute to our stockholders any portions of the Contingency Reserve which we deem no longer to be required. After the liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the Contingency Reserve.

If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the Contingency Reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the Contingency Reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities which remain unsatisfied. If the Contingency Reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The Plan authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders. Ratification and approval of the Plan by our stockholders will also constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements.

We may decide to use a liquidating trust or trusts, and the Board of Directors believes the flexibility provided by the Plan with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between us and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. The transfer to the trust and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

It is further anticipated that pursuant to the trust agreements:

•	a majority of the trustees would be required to be independent of our management;

•	approval of a majority of the trustees would be required to take any action; and

•
the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

Under the DGCL, in the event we fail to create an adequate Contingency Reserve for payment of our expenses and liabilities, or should such Contingency Reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors from the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the Plan on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the Plan.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the Final Record Date. See “Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts” below.

All liquidating distributions from us or a liquidating trust on or after the Final Record Date will be made to stockholders according to their holdings of common stock as of the Final Record Date. Subsequent to the Final Record Date, we may at our election require stockholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

Our common stock is currently listed for trading on the Nasdaq National Market (the “Nasdaq”). We anticipate that we will request that our common stock be delisted from the Nasdaq on the Final Record Date. We also currently intend to close our stock transfer books on the Final Record Date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the Final Record Date.

Even were we not to request that our common stock be delisted from the Nasdaq, for continued listing, a company, among other things, must meet certain minimum requirements with respect to net tangible assets, market value of its securities held by non-affiliates, and minimum bid prices per share, and must also maintain an operating business. We expect that, as a result of the cessation of our operations and the anticipated decrease in our assets resulting from distributions to our stockholders, the Nasdaq would likely take action in any event to delist our common stock. Trading, if any, in our common stock would thereafter be conducted in the over-the-counter market or on the NASD’s Electronic Bulletin Board.

As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of our common stock. Delisting of our common stock may result in lower prices for our common stock than would otherwise prevail. In any event, we will close our stock transfer books upon the filing of the Certificate of Dissolution. Thereafter, our stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors, and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, we plan to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act.

The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

Under the DGCL, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan.

Regulatory Approvals

No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of Company’s stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Company stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service (“IRS”) rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate in accordance with the Plan in all material respects.

No ruling has been requested from the IRS with respect to the anticipated tax consequences of the Plan, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances. This discussion does not constitute legal advice to any stockholder.

Federal Income Taxation of the Company.    After the approval of the Plan and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, we may recognize gain upon the distribution of any property, other than cash, to our stockholders pursuant to the Plan. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset any income or gain recognized by us.

Federal Income Taxation of the Stockholders.    Amounts received by stockholders pursuant to the Plan will be treated as full payment in exchange for their shares of our common stock. Stockholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our common stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto.

A stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year. If it were to be determined that distributions made pursuant to the Plan were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates if we were to have any earnings and profits for Federal income tax purposes, determined either on an historic or a current year basis, for the year of distribution.

Upon any distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of its taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to the stockholders and its best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our Contingency Reserve (See “Contingent Liabilities; Contingency Reserve; Liquidating Trust”), payments by stockholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Liquidating Trusts.    If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assuming such treatment is achieved, assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for Federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves should not be subject to Federal income tax, assuming that they are treated as liquidating trusts for Federal income tax purposes. After formation of the liquidating trust or trusts, the stockholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax. There can be no assurance that the liquidating trust or trusts described in the Plan will be treated as a liquidating trust or trusts for Federal income tax purposes.

The foregoing summary of United Stated Federal income tax considerations is included for general information only and does not constitute legal advice to any stockholder. The tax consequences of the Plan may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the Plan as well as the state, local and foreign tax consequences.

Effect of Liquidation

The methods used by the Board of Directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The Board of Directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmature liabilities that may materialize or mature. For all these reasons, there can be no assurance that actual net proceeds distributed to stockholders in liquidation may not be significantly less than the estimated amount discussed in this Proxy Statement. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

Vote Required and Board Recommendation

The ratification and approval of the Plan requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the Board of Directors and our executive officers who hold (or are deemed to hold) as of the Record Date an aggregate of 828,000 shares of our common stock (approximately 1.9% of the outstanding shares of common stock as of the Record Date) have indicated that they will vote in favor of the proposal.

The Board of Directors, acting without Messrs. Chen and Liu, believes that the Plan is in the best interests of us and our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

PROPOSAL NO. 2

TO RATIFY AND APPROVE THE PROPOSED ASSET SALE

General

In May 2002, our Board of Directors, excluding Messrs. Chen and Liu, who recused themselves from the vote, unanimously approved the sale of some of our assets (the “Asset Sale”) for a cash purchase price of $1.5 million to a corporation to be formed by all or some of Daniel Chen, the Chairman of our Board of Directors; Kenyon Mei, our Chief Operating Officer; and Jow Peng, our Vice President of Business Development (collectively, the “Affiliated Purchasers”). On June 13, 2002, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Real Communications, Inc., a corporation in which Messrs. Chen, Mei and Peng may become stockholders. As discussed below, the Asset Sale to the Affiliated Purchasers is conditioned upon (1) ratification and approval of the proposed Asset Sale by the affirmative vote of a majority of our issued and outstanding shares, and (2) ratification and approval of the proposed Asset Sale by the affirmative vote of a majority of the total votes cast, affirmatively or negatively, in person or by proxy, on this proposal at the Special Meeting, excluding votes cast, affirmatively or negatively, by any member of the Affiliated Purchasers or any other interested stockholder as determined by the Board of Directors.

We have the right to terminate the Asset Purchase Agreement, without the payment of any termination fee, if we receive an offer from a third party to purchase the Assets at a price higher than $1.5 million prior to closing of the proposed Asset Sale. In the event that we receive an offer to purchase the Assets at a price higher than $1.5 million, our Board, excluding Mr. Chen, will determine whether it is in the best interests of ITeX and our stockholders to terminate the Asset Purchase Agreement. In making this determination, in addition to the purchase price, the Board believes, among other things that an important consideration in the sale of the Assets is the extent to which a purchaser is willing to assume our obligations to provide technical support service to our existing customers under our existing customer contracts. In the absence of such an agreement, we believe that we would need to pay a third party to take over our support obligations which would reduce the amount of cash ultimately available for distribution to our stockholders. Our Board also believes that the time and resources necessary for us to review a new sales proposal for our technology and the transition of customer support obligations are significant factors to consider, given our need to conserve our cash and resources as much as possible pending stockholder ratification and approval of the Plan. With this in mind, we may ask prospective purchasers to include a non-refundable deposit with any new sales proposal. This deposit would be applied to the purchase price if we reach a sale agreement.

The assets proposed to be sold to the Affiliated Purchasers (the “Assets”) consist of:

•
All intellectual property, including but not limited to patents, patent applications, trademarks, copyrights, trade secrets, maskworks, and know-how related to all our products and tools (other than our ADSL line tester product), including without limitation rights to relevant technology, drivers, utilities, and related software, datasheets, manuals, marketing collateral, packaging, brochures and the like;

•
Sufficient rights in our customer and potential customer information to permit the Affiliated Purchasers to continue to support our existing customers for all products other than our ADSL line tester product, including but not limited to rights under such customers’ existing supply and/or support agreements with us; and

•	All rights in our current Etherlink project, through to the netlist as it exists as of May 31, 2002.

Our liquidation and dissolution is not conditioned upon completion of the proposed Asset Sale to the Affiliated Purchasers. If the proposed Asset Sale to the Affiliated Purchasers is not ratified and approved by the stockholders or is otherwise not completed, subject to obtaining stockholder approval of the Plan as set forth in Proposal No. 1, we will complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds, if any, and will seek to sell the Assets proposed to be sold in the Asset Sale to the highest bidder, if any. There can be no assurance that any potential bidder will offer to purchase the Assets for a price equal to or greater than the price proposed to be paid by the Affiliated Purchasers in the Asset Sale, or that such Assets can be sold at all.

The proposed Asset Sale to the Affiliated Purchasers is conditioned upon the liquidation being approved. If our stockholders do not also ratify and approve the Plan, we will not complete the Asset Sale to the Affiliated Purchasers.

If our stockholders ratify and approve the Plan and ratify and approve the proposed Asset Sale to the Affiliated Purchasers, we plan to complete the Asset Sale shortly after we file the Certificate of Dissolution with the Delaware Secretary of State, which we currently anticipate would occur on or around                     , 2002.

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE ASSET SALE TO THE AFFILIATED PURCHASERS BE RATIFIED AND APPROVED.”

The Affiliated Purchasers

Information concerning the Affiliated Purchasers and their relationship with us is set forth below.

Name	Age	Position
Daniel (Wen Chi) Chen	48	Chairman of the Board of Directors
Kenyon Mei	56	Chief Operating Officer
Jow Peng	49	Vice President of Business Development

Daniel (Wen Chi) Chen is one of our co-founders and has served as a director since May 1995. Mr. Chen has served as Chairman of the Board of Directors since February 1998. Mr. Chen served as President and Chief Executive Officer from May 1995 to April 1998 and Interim Chief Executive Officer from February 2001 to September 2001. From February 1995 to April 1996, Mr. Chen was Vice President of the Computer and Communication division of United Microelectronics Corporation, a semiconductor manufacturing company that is also one of our stockholders. Mr. Chen is also Chairman of the Board of Directors of Integrated Technology Express, Inc.

Kenyon Mei has served as Chief Operating Officer since September 2001. From January 2000 to August 2001, Dr. Mei was Chief Operating Officer of Silicon Magic Corporation, a manufacturer of DRAM and embedded DRAM products for applications in digital media equipment and information technology. From 1997 to 1999, Dr. Mei was Vice President of Engineering of PLX Technology, Inc., a supplier of high-speed interconnect silicon and software to the communications industry. Prior to 1997, Dr. Mei held executive positions at Cirrus Logic and Intel Corp.

Jow Peng has served as Vice President, Business Development since July 1999. From August 1998 to July 1999, Mr. Peng served as Senior Director of Marketing, and from October 1997 to August 1998, Mr. Peng served as Director of Strategic Planning. From April 1985 to October 1997, Mr. Peng was the lead member of the technical staff for Pacific Telesis, Inc., a telecommunications service provider.

Real Communications, Inc.    Real Communications, Inc. is a newly formed California corporation, which was formed solely to effect the purchase of the Assets from us. Real Communications, Inc. has no prior operating history. Messrs. Chen, Mei and Peng may become stockholders of Real Communications, Inc.

Background and Reasons for the Proposed Asset Sale

In connection with our exploration of strategic alternatives, we attempted to locate potential purchasers for our assets. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Background and Reasons for the Plan.”

In a meeting of our Board of Directors on April 15, 2002, during which the Board was discussing our strategic alternatives in light of the extensive efforts to locate a strategic partner for us by both Lehman Brothers and our Chief Executive Officer and Chief Financial Officer, Mr. Chen (on behalf of himself and Messrs. Liu, Mei and Peng) first discussed with the Board the possibility of the Affiliated Purchasers acquiring the Assets described above. At this time, Mr. Chen did not propose a price for the proposed asset purchase. After Mr. Chen presented his proposal and answered questions from the non-interested directors regarding the terms of the proposal, Messrs. Chen and Liu recused themselves from the meeting, and a discussion among the remaining Board members ensued resulting in their request that Mr. Chen submit a written proposal to us that included the price he was willing to offer us for the Assets.

Mr. Chen submitted a written proposal to the Board on April 18, 2002, in which he offered to pay us $1.5 million for the Assets. After Messrs. Chen and Liu recused themselves from the meeting and following approval of the Plan, the Board, acting without Messrs. Chen and Liu, authorized members of management who were not affiliated with the Affiliated Purchasers to further negotiate the terms of a proposed asset purchase by the Affiliated Purchasers.

From April 19, 2002 to April 25, 2002, James Regel, our Chief Executive Officer, engaged in negotiations with Mr. Chen regarding the terms and conditions of the proposed asset purchase. In response to those discussions, Mr. Chen submitted a revised proposal to us on April 25, 2002.

Through May 2002, James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer, with the assistance of Lehman Brothers, continued to solicit third parties to bid on our assets, including the Assets. During this process, Lehman contacted over ten potential purchasers for our assets, including the Assets. These potential purchasers included competitors and other companies we believed might achieve synergies through the purchase of our assets. During that time, we were unsuccessful in locating a third party purchaser for the Assets covered by the proposed Asset Sale to the Affiliated Purchasers.

Although Mr. Liu initially expressed an interest in participating in the purchase of Assets, Mr. Liu subsequently informed us in May 2002 that he had elected not to participate in the purchase of the Assets from us.

In May 2002, our Board of Directors, acting without Messrs. Chen and Liu, unanimously approved the terms of the proposed Asset Sale to the Affiliated Purchasers, contingent upon (1) ratification and approval of the proposed Asset Sale by the affirmative vote of a majority of our issued and outstanding shares, (2) ratification and approval of the proposed Asset Sale by the affirmative vote of a majority of the total votes cast, affirmatively or negatively, in person or by proxy, on this proposal at the Special Meeting, and (3) our not receiving a superior offer (as determined by our Board acting without Messrs. Chen and Liu) for the Assets from a third party prior to closing of the proposed Asset Sale.

In approving the proposed Asset Sale to the Affiliated Purchasers, and recommending that stockholders ratify and approve the proposed Asset Sale, the Board of Directors, excluding Messrs. Chen and Liu, considered a number of factors in favor of approving, and recommending that our stockholders ratify and approve, the proposed Asset Sale, including the following:

•	That the Board (excluding Messrs. Chen and Liu who recused themselves from the vote due to their interest in purchasing certain of our assets) had deemed advisable our liquidation;

•
That we had vigorously explored strategic alternatives to liquidation, including efforts to sell or merge outright or sell our assets, including the Assets, without success, as described under “Proposal No. 1—

To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Background and Reasons for the Plan;”

•
That we would require additional time and resources to locate and negotiate with any other potential purchasers for the Assets, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all;

•	That the consideration offered to be paid for the Assets by the Affiliated Purchasers to us is higher than any other price offered by any third party;

•
That we would be entitled to terminate the Asset Sale, without the payment of any termination fee, and sell the Assets to a third party in the event that we receive an offer from a third party to purchase the Assets at a price higher than $1.5 million;

•	That the value of our assets, particularly our intellectual property and certain contracts and customer relationships, including the Assets, would decline with the passage of time;

•	That the Affiliated Purchasers would assume our obligations to provide technical support service to our customers under our existing customer contracts;

•
That no third party has submitted to us a proposal to purchase the Assets and that the offer from the Affiliated Purchasers to purchase the Assets was time sensitive due to the declining value of our assets; and

•	That the Asset Sale to the Affiliated Purchasers would increase the amount of cash available for distribution to our stockholders in the liquidation.

The Board of Directors, excluding Messrs. Chen and Liu, considered the following factors to be against recommending ratification and approval of the proposed Asset Sale:

•	That the proposed Asset Sale to the Affiliated Purchasers could result in delay or increased costs in executing the Plan; and

•	That the proposed Asset Sale to the Affiliated Purchasers could result in the appearance of actual or potential conflicts of interest.

The foregoing includes the material factors considered by the Board of Directors, excluding Messrs. Chen and Liu. Messrs. Chen and Liu did not participate in any deliberations of the Board regarding the proposed Asset Sale. In view of its many considerations, the Board of Directors, excluding Messrs. Chen and Liu, did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of the Board of Directors, excluding Messrs. Chen and Liu, may have given different weights to different factors. After weighing all of these considerations, the Board of Directors, excluding Messrs. Chen and Liu, were unanimous in determining to approve the Asset Sale and to recommend that our stockholders approve and ratify the proposed Asset Sale to the Affiliated Purchasers.

On June 10, 2002, James Regel, our Chief Executive Officer, received an expression of interest via e-mail from a privately owned company in potentially acquiring our products, intellectual property and lab equipment for $1.7 million. As of the date of this Proxy Statement, we have not received a more detailed proposal from this prospective purchaser. Except for the foregoing expression of interest, we have not received any other third-party proposals to acquire to Assets.

On June 13, 2002, we entered into the Asset Purchase Agreement with Real Communications, Inc.

The Company’s Belief Regarding the Fairness of the Proposed Asset Sale

Our Board of Directors, excluding Messrs. Chen and Liu, believe that the proposed Asset Sale is fair to and in the best interests of our stockholders based upon numerous factors, including the following:

•	The fact that the consideration offered to be paid for the Assets by the Affiliated Purchasers to us is higher than any other price offered by any third party.

•
The fact that the value of the Assets to be sold to the Affiliated Purchasers will likely decline as time passes and that we would require additional time and resources to locate and negotiate with any other potential purchasers for the Assets, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all.

•
The fact that the Affiliated Purchasers would assume our obligations to provide technical support service to our customers under our existing customer contracts; the Asset Sale is contingent on stockholder ratification and approval, including the affirmative votes of a majority of the total votes cast, affirmatively or negatively, in person or by proxy, at the Special Meeting, excluding the votes of the Affiliated Purchasers and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations, and on our not receiving a superior offer for the Assets.

•	The fact that Lehman Brothers has not been successful in finding other purchasers for the Assets and that no third parties have submitted to us a proposal to purchase the Assets.

•
The unanimous approval of the proposed Asset Sale and recommendation of the Company’s Board of Directors, acting without Messrs. Chen and Liu, that the Company’s stockholders ratify and approve the proposed Asset Sale.

The foregoing includes the material factors considered by the Board of Directors, excluding Messrs. Chen and Liu, in determining that the $1.5 million to be paid by the Affiliated Purchasers constituted a fair price for the Assets.

The Board of Directors, excluding Messrs. Chen and Liu, further believes that the following procedural safeguards were sufficient to ensure that the proposed Asset Sale to the Affiliated Purchasers was considered in a manner that was procedurally fair to the Company’s stockholders notwithstanding any actual or potential conflicts of interests with Messrs. Chen and Liu:

•
Except for presenting their proposal to the Board and answering questions from the Board regarding the terms of that proposal, neither Mr. Chen nor Mr. Liu participated in any deliberations of the Board regarding the proposed Asset Sale to the Affiliated Purchasers and recused themselves from those portions of the Board meetings during which such deliberations occurred;

•	The approval by the Board of the proposed Asset Sale included approval by a majority of the non-management, non-affiliated independent directors who have no relationship with Messrs. Chen and Liu;

•
The approval by the Board of the proposed Asset Sale is contingent upon stockholder ratification and approval of the proposed transaction, including the affirmative votes of a majority of the total votes cast, affirmatively or negatively, in person or by proxy, at the Special Meeting, excluding the votes of the Affiliated Purchasers and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations;

•
That, despite extensive efforts by Lehman Brothers and James Regel, our Chief Executive Officer, and James Williams, our Chief Financial Officer, to solicit third party bids for our assets, we have not located any third party purchasers for the Assets covered by the proposed Asset Sale to the Affiliated Purchasers; and

•
That we would be entitled to terminate the Asset Sale, without the payment of any termination fee or any other penalty fee, and sell the Assets to a third party in the event that we receive a superior offer.

The independent directors did not retain an “unaffiliated representative” within the meaning of Regulation M-A under the Securities Act and the Exchange Act, to act solely on behalf of our unaffiliated stockholders for purposes of negotiating the terms of the proposed Asset Sale to the Affiliated Purchasers, because the independent directors of the Company, who have no relationship with Messrs. Chen and Liu, believe that they acted solely on behalf of our unaffiliated stockholders. In addition, the proposed Asset Sale to the Affiliated Purchasers was structured to require the approval of a majority of the unaffiliated stockholders voting at the Special Meeting. Notwithstanding the absence of an “unaffiliated representative,” the Board, excluding Messrs. Chen and Liu (who recused themselves), believes that the proposed Asset Sale is fair to and in the best interests of our stockholders. As discussed elsewhere in this Proxy Statement, although Mr. Liu initially was interested in participating in the purchase of the Assets, Mr. Liu subsequently informed us in May 2002 that he had elected not to participate in the purchase of the Assets from us.

Use of Proceeds from the Proposed Asset Sale

If the proposed Asset Sale is completed, we will apply the net proceeds of $1.5 million to any liquidating distributions to our stockholders.

Vote Required for Approval

Stockholder ratification and approval of the proposed Asset Sale to the Affiliated Purchasers is not required under our Certificate of Incorporation, nor do we believe that stockholder ratification and approval of the proposed Asset Sale to the Affiliated Purchasers is required under the Delaware General Corporation Law. Nevertheless, because of the interest of the Affiliated Purchasers in the Asset Sale, we are seeking stockholder ratification and approval of the Asset Sale. Specifically, it is a condition to our obligation to complete the proposed Asset Sale to the Affiliated Purchasers that the Asset Sale to the Affiliated Purchasers be approved and ratified by (1) the affirmative vote of a majority of our outstanding shares of common stock, and (2) the affirmative vote of a majority of the total votes cast, affirmatively or negatively, in person and by proxy, at the Special Meeting, excluding the votes cast, affirmatively or negatively, by the Affiliated Purchasers and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations.

The Board of Directors, acting without Messrs. Chen and Liu, believes that the proposed Asset Sale is in the best interests of us and our stockholders and a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with the financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Proxy Statement. The selected statement of operations data for each of the three years ended December 31, 2001, 2000 and 1999 and the selected balance sheet data as of December 31, 2001 and 2000 are derived from, and qualified by reference to, the audited financial statements included elsewhere in this Proxy Statement. The selected statement of operations data for each of the two years ended December 31, 1998 and 1997 and the selected balance sheet data as of December 31, 1999, 1998 and 1997 are derived from audited financial statements not included herein.

	Years Ended December 31,
	2001	2000	1999	1998	1997
	(in thousands, except per share amounts)
Statement of Operations Data:
Net revenue	$17,039	$54,062	$3,053	$—	$—
Cost of revenue (inclusive of stock-based compensation expense of $12, $800, $0, $0 and $0)	12,902	32,003	2,811	—	—

Gross profit	4,137	22,059	242	—	—

Operating expenses:
Research and development (inclusive of stock-based compensation expense of $2,257, $7,753, $97, $58 and $10)	22,868	21,997	8,556	6,288	1,111
Sales and marketing (inclusive of stock-based compensation expense of $1,451, $4,192, $86, $57 and $0)	6,053	11,318	3,297	1,182	—
General and administrative (inclusive of stock-based compensation expense of $3,133, $8,464, $81, $111 and $26)	10,767	13,352	3,166	2,682	966
Restructuring expenses	2,331	—	—	—	—
Write-off of assets	3,572	—	—	—	—

Total operating expenses	45,591	46,667	15,019	10,152	2,077

Operating loss from continuing operations	(41,454)	(24,608)	(14,777)	(10,152)	(2,077)
Interest and other income, net	5,222	4,472	1,069	856	809

Loss from continuing operations	(36,232)	(20,136)	(13,708)	(9,296)	(1,268)
Loss from discontinued operations	—	—	—	—	(2,638)

Net loss	$(36,232)	$(20,136)	$(13,708)	$(9,296)	$(3,906)

Basic and diluted net loss from continuing operations per share	$(0.85)	$(0.66)	$(0.59)	$(0.40)	$(0.06)
Basic and diluted net loss from discontinued operations per share	—	—	—	—	(0.11)

Basic and diluted net loss per share	$(0.85)	$(0.66)	$(0.59)	$(0.40)	$(0.17)

Shares used in computing basic and diluted net loss per share	42,594	30,484	23,148	23,058	22,753

	As of December 31,
	2001	2000	1999	1998	1997
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$119,278	$149,073	$38,513	$14,423	$6,394
Working capital	115,380	144,016	37,838	11,904	17,758
Total assets	138,136	181,390	52,951	26,652	20,632
Long-term obligations, net of current portion	482	1,742	1,500	4,125	—
Mandatorily redeemable convertible preferred stock	—	—	45,000	5,000	—
Total stockholders’ equity	129,338	158,424	1,099	14,208	20,249

SUPPLEMENTARY QUARTERLY FINANCIAL DATA (UNAUDITED)
(in thousands, except per share amounts)

				Quarter Ended March 31, 2002
Net revenue				$4,023
Gross profit				1,983
Loss from operations				(1,316)
Net loss				(789)
Basic and diluted net loss per share				(0.02)

	Fiscal 2001 Quarter Ended
	December 31	September 30	June 30	March 31
Net revenue	$2,577	$3,234	$4,303	$6,925
Gross profit	289	836	1,678	1,334
Loss from operations	(12,235)	(8,020)	(10,255)	(10,944)
Net loss	(11,579)	(6,927)	(8,838)	(8,888)
Basic and diluted net loss per share	(0.27)	(0.16)	(0.21)	(0.21)

	Fiscal 2000 Quarter Ended
	December 31	September 30	June 30	March 31
Net revenue	$22,476	$17,185	$10,286	$4,115
Gross profit	7,742	8,447	4,505	1,365
Loss from operations	(6,091)	(6,137)	(8,221)	(4,159)
Net loss	(3,479)	(5,183)	(7,779)	(3,695)
Basic and diluted net loss per share	(0.08)	(0.16)	(0.33)	(0.16)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Proxy Statement, including without limitation the following discussion, contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. These forward-looking statements include but are not limited to those statements identified in the following discussion with an asterisk (*) symbol. Additional forward looking statements may be identified by the words “anticipate”, “believe”, “expect”, “intend”, “will” and similar expressions, as they relate to us or our management.

The forward-looking statements contained in this Proxy Statement reflect our judgment as of the date of this Proxy Statement with respect to future events, the outcome of which is subject to certain risks, including the factors set forth under the heading “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approval the Plan”, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update these forward-looking statements.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included in this Proxy Statement.

Recent Developments

During March and April 2002, our Board of Directors held a total of seven meetings to explore and discuss strategic alternatives. On April 18, 2002, our Board of Directors deemed advisable the liquidation and dissolution of the Company and adopted a Plan of Complete Liquidation and Dissolution. In reaching its decision, the Board considered a number of factors, including our recent financial performance, prevailing economic conditions and the unsuccessful efforts to sell or merge the Company. In connection with the proposed liquidation, we expect to liquidate all assets, including our inventories, property and equipment and intellectual property.*

The accompanying unaudited financial statements as of and for the three months ended March 31, 2002 are presented on a going concern basis and do not reflect the potential impact of the proposed liquidation on the carrying values of our assets and liabilities. Upon the approval of the proposed liquidation by stockholders, we will adopt liquidation accounting in preparation of our financial statements, which will reflect the estimated net realizable value of our net assets and account for expenses necessary to complete the proposed liquidation.* We are currently evaluating the fair value of our long-lived assets and expect to record a significant write-down from the current carrying value of these assets in the second quarter of 2002.* Liquidation expenses may include, among others, employee severance and related costs, penalties for terminating facility lease, customer service obligations and legal and accounting fees.*

Results of Operations

Three-Month Periods Ended March 31, 2002 and 2001

Net Revenue.    Net revenue was $4.0 million for the three months ended March 31, 2002, compared to $6.9 million for the three months ended March 31, 2001, or the comparable quarter. The decrease in revenue for the three months ended March 31, 2002 was primarily due to continuing decrease in demand of our Apollo products, including Apollo chipsets and Apollo-based NICs, and severe pricing pressure in Asia. Net revenue from Apollo products decreased to $1.4 million in the three months ended March 31, 2002 from $6.9 million in the comparable quarter. Such decrease was partially offset by $2.6 million of revenue from sales of ADSL line testers, which was first introduced in the fourth quarter of 2001. In connection with the proposed liquidation announced on April 19, 2002, we intend to sell all remaining inventories to our existing customers, and we do not expect to replenish our inventories after the existing inventories are sold.* Therefore, we expect that our quarterly revenue, if any, in the future will be significantly lower than that in the three months ended March 31, 2002.*

Cost of Revenue and Gross Margin.    Gross margin was 49% in the three months ended March 31, 2002, compared to 19% in the comparable quarter. Gross margin in the three months ended March 31, 2002 was higher than the historical average primarily due to the introduction of the ADSL line testers, which have higher gross margin than Apollo products. In addition, starting January 2002, we are no longer subject to the payment of minimum royalties as required by the licensing agreement with Alcatel, and royalties incurred for licensed technologies will be based on a percentage of our revenue in accordance with the respective royalty agreements. Minimum royalty under the licensing agreement with Alcatel was $1.5 million for the entire year of 2001, or $375,000 for each quarter in 2001. Furthermore, the gross margin in the comparable quarter was negatively impacted by a charge of $759,000, which was to provide reserve for adverse purchase commitments for our Apollo chipset products at the time. We currently do not have any material non-cancelable purchase commitments for any of our products. As discussed above, we intend to sell all remaining inventories to our existing customers in connection with the proposed liquidation, and we expect that gross margin on future revenue will be significantly lower than that in the three months ended March 31, 2002.*

Research and Development.    Research and development expenses were $3.2 million in the three months ended March 31, 2002, decreased from $5.5 million in the comparable quarter. The decrease was primarily related to a decrease of $1.4 million in compensation expenses, as well as decreases in non-recurring engineering expenses and consulting fees totaling $660,000, all of which were attributed to the restructuring in the fourth quarter of 2001.

Sales and Marketing.    Sales and marketing expenses were $540,000 in the three months ended March 31, 2002, decreased from $1.6 million in the comparable quarter. The decrease was primarily related to a decrease in compensation expenses, including sales commissions, as a result of the decrease in sales volume in the three months ended March 31, 2002, as compared to the comparable quarter, and reduction in headcount in 2001.

General and Administrative.    General and administrative expenses were $1.7 million in the three months ended March 31, 2002, decreased from $2.0 million in the comparable quarter. The decrease was primarily related to a decrease in compensation expenses, as general and administrative expenses in the comparable quarter included a severance payment to one former executive officer. Additionally, there was a reduction in headcount due to the restructuring in the fourth quarter of 2001.

In connection with the proposed liquidation, we expect to terminate the employment of the majority of our employees by the end of June 2002.* We have not yet finalized the severance arrangements for all employees. However, operating expenses, excluding deferred stock-based compensation, in the second quarter of 2002 are likely to be higher than that in the three months ended March 31, 2002 primarily due to severance payments.*

Deferred Stock-based Compensation.    We recorded a benefit of $2.1 million from reversals of deferred stock-based compensation expense associated with unvested stock options canceled during the three months ended March 31, 2002. In connection with the proposed liquidation and anticipated termination of employees, we expect to record a benefit in the second quarter of 2002 from the reversal of deferred stock-based compensation expense due to cancellation of unvested stock options.*

Interest and Other Income, Net.    Interest and other income, net was $527,000 in the three months ended March 31, 2002, decreased from $2.1 million in the comparable quarter. The decrease was primarily due to a significant decrease in interest income, as the aggregate balance of cash and cash equivalents decreased from $136.9 million at March 31, 2001 to $117.6 million at March 31, 2002 and interest rates declined steadily throughout 2001.

Years Ended December 31, 2001, 2000 and 1999

Net Revenue.    Net revenue was $17.0 million, $54.1 million and $3.1 million in 2001, 2000 and 1999, respectively. The decrease in net revenue in 2001 from 2000 was primarily attributable to the slowdown in the semiconductor and communications industries worldwide, along with a reduction in the demand of our Apollo chipset products in Asia, particularly in the South Korean market. During 2001, we also experienced severe pricing pressure on our Apollo chipset products, resulting in a decrease in average sales price per unit ranging from 37% to 51% among all Apollo chipset products. Net revenue from sales of Apollo chipset products decreased to $9.8 million in 2001 from $49.3 million in 2000. The decrease in net revenue was partially offset by an increase in sales of Apollo-based NICs of $3 million. The increase in net revenue in 2000 from 1999 was primarily attributable to the growth during that period in sales of Apollo products, particularly in the South Korean market. Volume shipment of our Apollo products commenced in the third quarter of 1999. In connection with the proposed liquidation announced on April 19, 2002, we intend to sell all remaining inventories to our existing customers, and we do not expect to replenish our inventories after the existing inventories are sold.* Therefore, we expect that our revenue, if any, in the future will be significantly lower than that in 2001.*

Cost of Revenue and Gross Margin.    Gross margin was 24% in 2001, compared to 41% in 2000. The decrease in gross margin in 2001 was primarily due to severe pricing pressure on our Apollo chipset products and an increase in amortization of license fee and minimum royalties as a percentage of net revenue. Amortization of license fee and minimum royalties, which are related to the technology licensed from Alcatel, totaled $2.2 million in 2001, $1.7 million in 2000 and $1.2 million in 1999. In addition, our gross margin in 2001 was negatively impacted by a charge of $0.8 million, which was recorded in the first quarter of 2001, to provide reserve for adverse purchase commitments for our Apollo chipset products.

Gross margin increased to 41% in 2000 from 8% in 1999. Such improvement in gross margin was primarily attributable to a significant increase in production volume in 2000, which resulted in greater economies of scale and reduced impact of fixed costs, including amortization of license fee and minimum royalties. Included in the cost of revenue in 2000 was a charge of $3.3 million, which was recorded as of December 31, 2000, to provide reserve for adverse purchase commitments for our Apollo chipset products.

Inventory purchase commitments are based on forecasted future demand for our products. As we experienced a significant decrease in demand for our Apollo chipset products in early 2001, our inventories and non-cancelable production orders exceeded our estimated requirements based on demand forecasts. As a result, we provided a reserve for such excesses as of December 31, 2000 and in the first quarter of 2001 in accordance with our accounting policies and generally accepted accounting principles. We believe that, as of December 31, 2001, our inventory levels and outstanding purchase commitments were in line with our forecasted future demand for our products, and we will continue to closely manage our inventories. However, if we experience a sudden and significant decline in demand for our products or if there is a higher risk of inventory obsolescence due to rapidly changing technology and customer requirements, we may deem necessary to provide additional inventory reserve, which could have a negative impact on our gross margin.*

Research and Development.    Research and development expenses were $22.9 million, $22.0 million and $8.6 million in 2001, 2000 and 1999, respectively. Excluding the amortization of deferred stock-based compensation, research and development expenses increased to $20.6 million in 2001 from $14.2 million in 2000 and $8.5 million in 1999. A significant portion of the increase in 2001 was due to an increase of $2.8 million in facility related expenses associated with the new corporate headquarters and the new research facility in Hsin Chu, Taiwan, as well as increases in non-recurring engineering expenses of $1.7 million, depreciation expense of $1.0 million and compensation expense of $0.4 million. The increase in 2000 primarily reflected a significant increase in our research and development efforts to develop and improve the Apollo products family and to commence other development projects.

Amortization of deferred stock-based compensation expense associated with research and development personnel decreased to $2.3 million in 2001 from $7.8 million in 2000. The decrease was primarily due to the cancellation of stock options related to former employees, the accelerated amortization method used to compute stock-based compensation and the decline in our stock prices and its effect on stock options granted to non- employees. We expect that the amortization of deferred stock-based compensation expense will continue to decrease in the future.*

Sales and Marketing.    Sales and marketing expenses were $6.1 million, $11.3 million and $3.3 million in 2001, 2000 and 1999, respectively. Excluding the amortization of deferred stock-based compensation, sales and marketing expenses were $4.6 million in 2001, $7.1 million in 2000 and $3.2 million in 1999. The decrease in 2001 was primarily due to a significant decrease in sales commissions, which was consistent with the decrease in net revenue from 2000, partially offset by increased facility related expenses associated with the new corporate headquarters. The increase in 2000 reflected a significant increase in sales commissions, as we commenced volume shipment of our Apollo products in the third quarter of 1999, and we had a substantial increase in our net revenue in 2000 compared to 1999. We anticipate that sales and marketing expenses in 2002, excluding the amortization of deferred stock-based compensation, will decrease from the 2001 level, primarily due to a decrease in sales commissions attributed to an anticipated decline in sales volume in 2002.*

Amortization of deferred stock-based compensation expense associated with sales and marketing personnel decreased to $1.5 million in 2001 from $4.2 million in 2000. The decrease was primarily due to the cancellation of stock options related to former employees, the accelerated amortization method used to compute stock-based compensation and the decline in our stock prices and its effect on stock options granted to non-employees. We expect that the amortization of deferred stock-based compensation expense will continue to decrease in the future.*

General and Administrative.    General and administrative expenses were $10.8 million, $13.4 million and $3.2 million in 2001, 2000 and 1999, respectively. Excluding the amortization of deferred stock-based compensation, general and administrative expenses increased to $7.6 million in 2001 from $4.9 million in 2000 and $3.1 million in 1999. The increase in 2001 was primarily due to an increase of $1.5 million in professional fees incurred for various services, including legal, recruiting and investor relations, as well as an increase of $0.9 million in facility related expenses associated with the new corporate headquarters and an increase of $0.3 million in directors and officers liability insurance premium. The increase in 2000 was attributable to increased compensation expenses associated with additional personnel as we expanded the infrastructure to support our business operations. In connection with the proposed liquidation, we expect to terminate the employment of the majority of our employees by the end of June 2002.* We have not yet finalized the severance arrangements for all employees.

Amortization of deferred stock-based compensation expense associated with general and administrative personnel decreased to $3.1 million in 2001 from $8.5 million in 2000. The decrease was primarily due to the cancellation of stock options related to former employees, the accelerated amortization method used to compute stock-based compensation and the decline in our stock prices and its effect on stock options granted to non-employees. We expect that the amortization of deferred stock-based compensation expense will continue to decrease in the future.*

Restructuring Expenses.    In November 2001, we announced a restructuring program to streamline operations and reduce costs. The restructuring program included a worldwide workforce reduction, restructuring of certain business functions and closure of the facility in Hsin Chu, Taiwan, which was one of our two research and development facilities. As a result of the workforce reduction, we terminated approximately 50 employees worldwide and recorded a charge of $0.8 million for severance and fringe benefits, of which $0.7 million was paid as of December 31, 2001 and the balance was paid in full as of June 30, 2002. In connection with the closure of the Hsin Chu facility, we recorded a charge of $1.5 million, of which $0.2 million was the cost of terminating the office lease and $1.3 million was the write-off of the facility’s leasehold improvements and other fixed assets. The office lease for the Hsin Chu facility will be terminated as of March 31, 2002.

Write-off of Assets.    During 2001, we discontinued certain research and development projects. We had previously licensed certain technologies for use in these projects and also made advance royalty payments on the licenses for these technologies. As we have no plans for alternative use of these technologies, the related license fees and prepaid royalties totaling $3.6 million were written off.

Interest and Other Income, Net.    Interest and other income, net was $5.2 million, $4.5 million and $1.1 million in 2001, 2000 and 1999. In August 2000, we completed an initial public offering and a private placement of our common stock. Net proceeds from the initial public offering and the private placement totaled approximately $109 million after deducting offering costs. Accordingly, interest income in 2001 increased from 2000 as a full year effect from an increase in cash and cash equivalents was realized in 2001. The increase was partially offset by continuous decline in interest rates and our use of cash and cash equivalents in operations during 2001.

Liquidity and Capital Resources

Three-Month Periods Ended March 31, 2002 and 2001

Cash and cash equivalents were $117.6 million as of March 31, 2002, compared to $119.3 million as of December 31, 2001. The net decrease of $1.6 million was primarily due to net cash used in operating activities and payments of capital lease obligations. Net cash used in operating activities in the three months ended March 31, 2002 was $1.2 million, which was primarily attributable to net loss before non-cash items of $1.8 million and a decrease in accrued liabilities of $2.4 million, partially offset by decreases in accounts receivable of $1.3 million, inventories of $1.2 million and prepaid and other current assets of $342,000.

In connection with the proposed liquidation, we expect to liquidate all assets, including our inventories, property and equipment and intellectual property.* However, we expect that proceeds from sales of property and equipment and intellectual property are likely to be lower than the carrying values of these assets on the balance sheet as of March 31, 2002.* We also expect to incur and pay liquidation expenses, in addition to payments of ongoing operating expenses and settlement of existing and potential obligations.* Liquidation expenses may include, among others, employee severance and related costs, penalties for terminating facility lease, customer service obligations and legal and accounting fees.* While we cannot currently make a precise estimate of these expenses, we believe that our current cash and cash equivalents will be sufficient to pay for the above expenditures.*

Years Ended December 31, 2001, 2000 and 1999

Cash and cash equivalents were $119.3 million, $149.1 million and $38.5 million as of December 31, 2001, 2000 and 1999, respectively. The net decrease of $29.8 million in 2001 was primarily due to cash used in operating activities and purchases of fixed assets. The net increase of $110.6 million in 2000 was primarily due to net proceeds from the initial public offering and the concurrent private placement of our common stock in August 2000.

Net cash used in operating activities in 2001 was $21.8 million, which was primarily attributable to net loss of $36.2 million and decreases in accounts payable and accrued liabilities of $12.4 million in total, partially offset by non-cash charges totaling $18.0 million and decreases in accounts receivable and inventories of $6.1 million and $4.2 million, respectively. The decrease in accounts receivable and inventories was due to the decrease in sales of Apollo chipset products throughout 2001. The decrease in accounts payable and accrued liabilities was due to decreases in inventory purchases and operating expenses in the fourth quarter of 2001 compared to the fourth quarter of 2000. In addition, accrued liabilities as of December 31, 2000 included a reserve for purchase commitments of inventories of $3.3 million. No such reserve was necessary as of December 31, 2001. We expect negative cash flows from operations to continue until we realize operating income.*

Net cash provided by operating activities in 2000 was $8.2 million, which was primarily attributable to $5.3 million of net income before non-cash charges and increases in accounts payable and accrued liabilities of $14.6 million in total, partially offset by increases in accounts receivable and inventories of $6.3 million and $4.2 million, respectively. The increase in accounts receivable and inventories was due to the significant growth in sales of Apollo products in 2000 compared to 1999, and the increase in accounts payable and accrued liabilities was primarily attributed to the increase in operating expenses in 2000 compared to 1999.

Our capital expenditures totaled $6.7 million in 2001 and $7.4 million in 2000. During 2001, we acquired leasehold improvements of $3.6 million in total, of which $2.6 million was for our new corporate headquarters in San Jose, California, and $1 million was for our research and development facility in Hsin Chu, Taiwan. The Hsin Chu facility was subsequently closed in connection with the restructuring program announced in November 2001, and the related leasehold improvements were written off. The balance of capital expenditures incurred in 2001 was primarily related to purchases of manufacturing licenses and computer equipment and software for research and development purposes.

Principal payments on capital lease obligations were $1.6 million in 2001 and 2000. As of December 31, 2001, the outstanding balance of capital lease obligations was $1.4 million, which is expected to be paid in full by the end of 2002.

We have entered into a 10-year lease agreement for our corporate headquarters in San Jose, California. As of December 31, 2001, future minimum lease payments for the remaining term of the lease totaled approximately $29.8 million. We also have commitments to pay various royalties to providers of intellectual property based on our future sales of products. As of December 31, 2001, we had non-cancelable purchase commitments of approximately $550,000.

Impact of Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations initiated after June 30, 2001. SFAS 142 requires goodwill and other intangible assets having indefinite lives to be reviewed annually for impairment under certain circumstances and written down when impaired, rather than being amortized as previous standards required. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The implementation of SFAS 141 and SFAS 142 did not have a significant impact on our financial condition or results of operations.

In October 2001, the FASB issued Statement of Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supercedes Statement of Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS 121”). However, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 develops a single accounting model for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired assets and consequently amends Accounting Principles Board Opinion No. 30, “Reporting Results of Operations-Reporting the Effects of Disposal of a Division of a Business.” Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The implementation of SFAS 144 did not have a significant impact on our financial condition or results of operations.

BUSINESS

General

We provide integrated circuit and software products to the broadband access communications equipment industry. Our products include integrated circuits, software, production designs and test systems that enable communications equipment manufacturers to provide high-speed, cost-effective asymmetric digital subscriber line, or ADSL, equipment to communications service providers and their customers. We also sell complete network interface cards, or NICs, that are based on our production designs and use our integrated circuits and software. Our production designs are complete sets of instructions describing how to build an ADSL modem with our integrated circuits and software. We sell our products primarily to manufacturers of customer premises equipment and telecommunications service providers’ central office equipment. We were incorporated in California on May 26, 1995, and reincorporated in Delaware on September 9, 1999.

Recent Developments

On April 19, 2002, we announced that our Board of Directors deemed advisable the dissolution of the Company and approved the Plan of Complete Liquidation and Dissolution. We are submitting the Plan to stockholders for approval at the Special Meeting. Subject to stockholder approval and ratification of the Plan, we expect to liquidate all assets, including our inventories, property and equipment and intellectual property. After stockholder ratification and approval of the Plan, our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

•	selling any of our remaining assets, including our intellectual property and other intangible assets;

•	paying our creditors;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	continuing to honor certain obligations to customers;

•	establishing a contingency reserve for payment of our expenses and liabilities; and

•	preparing to make distributions to our stockholders.

Employees

As of June 30, 2002, we employed 22 full-time employees. None of our employees is represented by a labor union. There have been no work stoppages, and we believe that our relationships with our employees are good.

Properties

We conduct our primary executive, sales and marketing, and research and development activities from our corporate headquarters located in San Jose, California, which is under a lease expiring in February 2011. We also lease our sales offices in Taipei, Taiwan, and Beijing, China. In connection with our liquidation, we expect to either terminate these leases or assign these leases to one or more third parties. However, we cannot assure you that we will be able to terminate or assign these leases on favorable terms or at all.

Legal Proceedings

In November 2001, a complaint captioned Richmon v. Integrated Telecom Express, Inc., No. 01-CV-10108 was filed in federal district court for the Southern District of New York, on behalf of a putative class of persons who purchased our common stock between August 18, 2000 and December 6, 2000. An amended complaint was filed in April 2002. The amended complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in our initial public offering of securities and subsequently issued false and misleading analyst reports. The complaint brings claims for violation of several provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 against those underwriters and also against us and various of our present and former officers and directors. Similar lawsuits concerning more than 300 other companies’ initial public offerings have been filed and coordinated as In re Initial Public Offering Securities Litigation, No. 21 MC 92. We believe that the claims against us are without merit and intend to defend this lawsuit vigorously.

In addition to the lawsuit mentioned above, from time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are not currently a party to any material legal proceedings of this nature.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of the Record Date (except as otherwise indicated), by: (i) each person who is known by us to own beneficially more than five percent of the common stock, (ii) each of our current executive officers, each other individual who served as our Chief Executive Officer in 2001, and two other former executive officers who resigned from their positions in 2001, (iii) each of our directors, and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Applicable percentage ownership in the following table is based on the sum of 42,777,112 shares of common stock outstanding as of the Record Date and the number of shares of common stock issuable to entities and individuals indicated below pursuant to their options and restricted stock purchase rights exercisable within 60 days of the Record Date.

Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent Owned
United Microelectronics Corporation (2) No. 3, Li-Hsin Road II Science Based Industrial Park Hsin-chu City, Taiwan R.O.C.	12,112,500	28.32%

Fortune Venture Capital Corporation 2F, No. 76, Sec. 2, Tunhwa S. Road Taipei, Taiwan R.O.C.	4,000,000	9.35%

Creative Group Limited (3) 2 Tzu Yu Street, Tucheng City Taipei Hsien, Taiwan R.O.C.	3,500,000	8.18%

Daniel Chen (4)	1,629,996	3.71%

Michael Callahan	74,442	*

John Cioffi (5)	148,490	*

Peter J. Courture (6)	168,009	*

David Lam (7)	114,572	*

Young Way Liu (8)	878,779	2.01%

Sena Reddy	74,442	*

James Regel (9)	1,950,000	4.36%

James Williams (9)	750,000	1.72%

Kenyon Mei (9)	1,250,000	2.84%

Jow Peng (9)(10)	440,000	1.02%

James Stair (9)	175,000	*

Richard H. Forte (11)	927,456	2.12%

Ralph Cognac (12)	286,823	*

Timothy A. Rogers (13)	276,764	*

All current directors and executive officers as a group (12 persons) (14)	7,653,730	15.43%

*	Less than 1%.
(1)
Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Share ownership in each case also includes shares issuable upon exercise of outstanding options that are exercisable within 60 days of the Record Date.

(2)
Includes 4,000,000 shares registered in the name of Fortune Venture Capital Corporation, a subsidiary of United Microelectronics Corporation, with which United Microelectronics Corporation shares voting and dispositive power, and 1,112,500 shares registered in the name of Hsun Chieh Investment Corporation Ltd., a subsidiary of United Microelectronics Corporation, with which United Microelectronics Corporation shares voting and dispositive power.

(3)	Creative Group Limited is a subsidiary of Foxconn Holding Limited, which is in turn a subsidiary of Hon Hai Precision Industries Co., Ltd.
(4)
Includes 1,029,996 shares issuable pursuant to options that are exercisable within 60 days of the Record Date. Also includes 100,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of the Record Date, all of which are currently subject to a right of repurchase.

(5)
Includes 42,500 shares subject to a right of repurchase as of the Record Date, 37,500 shares held in the name of Cioffi Family Trust and 10,990 shares issuable pursuant to options that are exercisable within 60 days of the Record Date.

(6)	Includes 22,500 shares subject to a right of repurchase as of the Record Date and 18,009 shares issuable pursuant to options that are exercisable within 60 days of the Record Date.
(7)	Includes 100,000 shares issuable pursuant to options that are exercisable within 60 days of the Record Date; if such options were exercised, 30,000 shares would be subject to a right of repurchase.
(8)
Includes 803,779 shares issuable pursuant to options that are exercisable within 60 days of the Record Date. Also includes 75,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of the Record Date, all of which are currently subject to a right of repurchase.

(9)
Messrs. Regel’s and Williams’ employment agreements provide for, and we expect to enter into amendments to the existing stock option agreements for Messrs. Mei, Peng and Stair that will provide for, a full acceleration of vesting of these executive officers’ unvested stock options upon stockholder ratification and approval of the Plan. The number of shares beneficially owned by the respective executive officer reflects the effect of such acceleration of vesting assuming that our stockholders ratify and approve the Plan at the Special Meeting.

(10)
Includes 359,500 shares issuable pursuant to options that are exercisable within 60 days of the Record Date. Also includes 40,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of the Record Date, all of which are currently subject to a right of repurchase.

(11)
Includes 40,833 shares held in the name of Forte Family Trust and 886,623 shares issuable pursuant to options that will expire on December 31, 2003 in accordance with the Settlement Agreement and Release entered into between us and Mr. Forte. Mr. Forte resigned his position as our President and Chief Executive Officer in February 2001.

(12)
Represents the number of shares issuable pursuant to options that will expire on June 30, 2003 in accordance with the Severance Agreement and Release entered into between us and Mr. Cognac. Mr. Cognac resigned his position as our Chief Marketing Officer in September 2001.

(13)
Represents the number of shares issuable pursuant to options that will expire on June 30, 2003 in accordance with the Severance Agreement and Release entered into between us and Mr. Rogers. Mr. Rogers resigned his position as our Chief Financial Officer in October 2001.

(14)
Includes 6,610,730 shares issuable pursuant to options exercisable within 60 days of the Record Date. Also includes 215,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of the Record Date, all of which are currently subject to a right of repurchase.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since August 18, 2000, the date of our initial public offering, our common stock has traded on the Nasdaq National Market under the symbol ITXI. The following table sets forth the range of high and low sales prices for our common stock as reported by the National Association of Securities Dealers, Inc. for the periods indicated:

	High	Low
2000
Third quarter (beginning August 18, 2000)	$31.44	$18.25
Fourth quarter	21.44	4.31

	High	Low
2001
First quarter	$9.38	$2.03
Second quarter	2.95	1.88
Third quarter	2.23	1.00
Fourth quarter	1.75	0.99

	High	Low
2002
First quarter	$2.00	$1.29

Holders

As of                    , we had approximately            stockholders of record.

Dividends

We have never declared or paid a cash dividend on our common stock and do not anticipate paying any cash dividends in the foreseeable future.* We currently intend to retain our earnings, if any.* The declaration of any future dividends by us is within the discretion of our Board of Directors and will be dependent on our earnings, financial condition and capital requirements as well as any other factors deemed relevant by our Board of Directors.

We received aggregate net proceeds of approximately $109.1 million from the initial public offering and concurrent private placement of shares of our common stock on August 18, 2000. Approximately $30 million of the net proceeds from our initial public offering and the concurrent private placement have been used for working capital and general corporate purposes, including research and development of new products, sales and marketing efforts and general and administrative expenses. The remaining net proceeds have been invested in cash and cash equivalents. The use of the proceeds described above does not represent a material change in the use of proceeds described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 as filed with the Securities and Exchange Commission.

Changes in Securities

On March 28, 2001, our Board of Directors adopted the Preferred Stock Rights Agreement under which we declared a dividend of one right for each share of our outstanding common stock as of May 11, 2001. Prior to the distribution date referred to below, the rights will be evidenced by and trade with the certificates for the common stock. After the distribution date, we will mail rights certificates to the stockholders and the rights will become transferable apart from our common stock. The distribution date occurs, and rights will separate from the common stock and become exercisable, following (a) the tenth business day (or such later date as may be determined by a majority of the board of directors) after a person or group acquires beneficial ownership of 15%

or more of our common stock or (b) the tenth business day (or such later date as may be determined by a majority of the directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of our common stock.

After the distribution date, each right will entitle the holder to purchase for $22.50 a fraction of a share of our preferred stock with economic terms similar to that of one share of our common stock. As the rights may be redeemed by us prior to the time they are exercised, we believe the Preferred Stock Rights Agreement will provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors.*

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

The primary objective of our investment activities is to preserve principal while concurrently maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the current value of the principal amount of our investment will decline. To minimize this risk, we intend to invest in a variety of securities, including money market funds, certificates of deposit, commercial papers, government debt securities and high credit quality corporate debt securities with book value approximating fair value due to short maturity. In general, money market funds are not subject to market risk because interest earned from such funds fluctuates with the prevailing interest rate. As of December 31, 2001, all of our cash and cash equivalents were in money market funds, bank checking or savings accounts, or bank certificates of deposit. A hypothetical 10% fluctuation in interest rates would not result in a material change in the fair value of our cash and cash equivalents as of December 31, 2001.

Foreign Currency Risk

We do not use foreign currency forward exchange contracts or purchase currency options to hedge local currency cash flows or for trading purposes. All sales arrangements with international customers are currently denominated in U.S. dollars. We have branch operations in Taiwan and in China, which are subject to currency fluctuations. At the present time, these foreign offices are limited in their operations, and the risk of currency fluctuations related to these offices is not expected to be material.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON  ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Other Matters

The Board of Directors does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented to the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors,

Peter J. Courture
Secretary

INTEGRATED TELECOM EXPRESS, INC.

INDEX TO FINANCIAL STATEMENTS FOR THREE-MONTH PERIOD ENDED MARCH 31, 2002
(UNAUDITED)

Page
Financial Statements:
Balance Sheets as of March 31, 2002 and December 31, 2001	F-2
Statements of Operations for the Three Months Ended March 31, 2002 and 2001	F-3
Statements of Cash Flows for the Three Months Ended March 31, 2002 and 2001	F-4
Notes to Financial Statements	F-5

INTEGRATED TELECOM EXPRESS, INC.

BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	March 31, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$117,648	$119,278
Accounts receivable, net of allowance for doubtful accounts of $135 and $141	224	1,515
Inventories, net	620	1,819
Prepaid expenses and other current assets	738	1,084

Total current assets	119,230	123,696
Property and equipment, net	8,088	8,877
Licenses, net	2,692	2,903
Other assets	2,660	2,660

Total assets	$132,670	$138,136

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,543	$2,348
Accrued expenses and other liabilities	1,206	3,281
Payable for licenses	750	1,250
Current portion of obligations under capital leases	1,014	1,437

Total current liabilities	5,513	8,316
Long-term liabilities	624	482

Total liabilities	6,137	8,798

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 42,777 and 42,744 shares issued and outstanding	43	42
Additional paid-in capital	218,191	223,726
Deferred stock-based compensation	(5,751)	(9,273)
Notes receivable from stockholders	(365)	(361)
Accumulated deficit	(85,585)	(84,796)

Total stockholders’ equity	126,533	129,338

Total liabilities and stockholders’ equity	$132,670	$138,136

The accompanying notes are an integral part of these financial statements.

INTEGRATED TELECOM EXPRESS, INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended March 31,
	2002	2001
Net revenue	$4,023	$6,925
Cost of revenue	2,040	5,591

Gross profit	1,983	1,334

Operating expenses:
Research and development	3,170	5,544
Sales and marketing	540	1,559
General and administrative	1,656	2,026
Deferred stock-based compensation	(2,067)	3,149

Total operating expenses	3,299	12,278

Loss from operations	(1,316)	(10,944)
Interest and other income, net	527	2,056

Net loss	$(789)	$(8,888)

Basic and diluted net loss per share	$(0.02)	$(0.21)

Shares used in computing basic and diluted net loss per share	42,688	42,469

The accompanying notes are an integral part of these financial statements.

INTEGRATED TELECOM EXPRESS, INC.

STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2002	2001
Cash flows from operating activities:
Net loss	$(789)	$(8,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,121	596
Deferred stock-based compensation	(2,067)	3,173
Reserve for adverse purchase commitments	—	759
Changes in operating assets and liabilities:
Accounts receivable	1,291	4,728
Inventories	1,199	1,778
Prepaid expenses and other current assets	342	(78)
Other assets	—	(1,246)
Accounts payable	195	(5,559)
Accrued expenses and other liabilities	(2,433)	(5,409)

Net cash used in operating activities	(1,141)	(10,146)

Cash flow from investing activities:
Purchases of property, equipment and licenses	(121)	(1,848)

Net cash used in investing activities	(121)	(1,848)

Cash flows from financing activities:
Principal payments on capital lease obligations	(423)	(385)
Proceeds from issuance of common stock, net	55	247

Net cash used in financing activities	(368)	(138)

Net decrease in cash and cash equivalents	(1,630)	(12,132)
Cash and cash equivalents at beginning of period	119,278	149,073

Cash and cash equivalents at end of period	$117,648	$136,941

The accompanying notes are an integral part of these financial statements.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS

1.    THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Integrated Telecom Express, Inc. (the “Company”, formerly Integrated Technology Express, Inc.) was incorporated in California in May 1995 and reincorporated in Delaware in September 1999. The Company provides integrated circuit and software products to the broadband access communications equipment industry. The Company’s products include integrated circuits, software, production designs, network interface cards and test systems that enable communications equipment manufacturers to provide high-speed, cost-effective asymmetric digital subscriber line, or ADSL, equipment to communications service providers and their customers. The industry in which the Company operates is characterized by rapid technological change and significant volatility of product prices.

United Microelectronics Corporation (“UMC”), a public company in Taiwan, directly and indirectly owned 28.3% of the Company’s outstanding common stock at March 31, 2002.

Recent Developments

On April 19, 2002, the Company announced that its Board of Directors deemed advisable the dissolution of the Company and approved a Plan of Complete Liquidation and Dissolution. The Company expects to submit the Plan of Complete Liquidation and Dissolution to stockholders for approval at a special meeting of stockholders to be held on a future date set by the Board. In connection with the proposed liquidation, the Company expects to liquidate all assets, including its inventories, property and equipment and intellectual property.

The accompanying unaudited financial statements are presented on a going concern basis and do not reflect the potential impact of the proposed liquidation on the carrying values of the Company’s assets and liabilities. Upon the approval of the proposed liquidation by stockholders, the Company will adopt liquidation accounting in preparation of its financial statements, which will reflect the estimated net realizable value of its net assets and account for expenses necessary to complete the proposed liquidation. Liquidation expenses may include, among others, employee severance and related costs, penalties for terminating the facility lease, customer service obligations and legal and accounting fees.

Unaudited Interim Financial Statements

The accompanying unaudited financial statements as of March 31, 2002 and for the three months ended March 31, 2002 and 2001 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows as of and for the three months ended March 31, 2002 and 2001. These financial statements and notes thereto are unaudited and should be read in conjunction with the audited financial statements for the year ended December 31, 2001 included in the Company’s Annual Report on Form 10-K. The balance sheet as of December 31, 2001 was derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles. The results for the three months ended March 31, 2002 are not necessarily indicative of the expected results for any other interim period or the year ending December 31, 2002. Certain prior period balances have been reclassified to conform to the current period presentation.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations initiated after June 30, 2001. SFAS 142 requires goodwill intangible assets having indefinite lives to be reviewed annually for impairment under certain circumstances and written down when impaired, rather than being amortized as previous standards required. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The implementation of SFAS 141 and SFAS 142 did not have a significant impact on the Company’s financial condition or results of operations.

In October 2001, the FASB issued Statement of Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supercedes Statement of Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS 121”). However, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 develops a single accounting model for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired assets and consequently amends Accounting Principles Board Opinion No. 30, “Reporting Results of Operations—Reporting the Effects of Disposal of a Division of a Business.” Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The implementation of SFAS 144 did not have a significant impact on the Company’s financial condition or results of operations.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2.    BALANCE SHEET DETAILS

The following tables provide details of selected balance sheet items (in thousands):

	March 31, 2002	December 31, 2001
	(Unaudited)
Inventories, net:
Work in progress	$280	$16
Finished goods	340	1,803

	$620	$1,819

Property and equipment, net:
Machinery and computer equipment	$4,189	$4,172
Software	6,598	6,584
Furniture and fixtures	362	360
Leasehold improvements	3,986	3,898

	15,135	15,014
Accumulated depreciation and amortization	(7,047)	(6,137)

	$8,088	$8,877

Other assets:
Restricted cash	$2,455	$2,455
Other	205	205

	$2,660	$2,660

Accrued expenses and other liabilities:
Compensation and benefits	$913	$925
Deferred revenue	115	281
Customer deposits	—	1,500
Other	178	575

	$1,206	$3,281

Restricted cash represents a security deposit in the form of a letter of credit as required under the lease agreement for the Company’s corporate headquarters in San Jose, California. The letter of credit is to be maintained until such time the Company has achieved six consecutive quarters of operational profitability.

3.    RESTRUCTURING EXPENSES

In November 2001, the Company announced a restructuring program to streamline operations and reduce costs. The restructuring program included a worldwide workforce reduction, restructuring of certain business functions and closure of the facility in Hsin Chu, Taiwan, which was one of the Company’s two research and development facilities. As a result of the workforce reduction, the Company terminated approximately 50 employees worldwide and recorded a charge of $842,000 for severance and fringe benefits in the fourth quarter of 2001, of which $803,000 was paid as of March 31, 2002 and the balance will be paid in full by June 30, 2002. In connection with the closure of the Hsin Chu facility, the Company recorded a charge of $1,489,000, of which $175,000 was the cost of terminating the office lease and $1,314,000 was the write-off of the facility’s leasehold improvements and other fixed assets. The office lease for the Hsin Chu facility was terminated on March 31, 2002.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table summarizes the activities related to accrued restructuring expenses in the fourth quarter of 2001 and the first quarter of 2002 (in thousands):

	Total Charges	Noncash Charges	Cash Payments in 2001	Balance at December 31, 2001	Cash Payments in 2002	Balance at March 31, 2002
					(Unaudited)	(Unaudited)
Workforce reduction	$842	$—	$(743)	$99	$(60)	$39
Closure of facility	1,489	(1,314)	(175)	—	—	—

	$2,331	$(1,314)	$(918)	$99	$(60)	$39

4.    NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share for the period indicated (in thousands, except per share amounts):

	For the Three Months Ended March 31,
	2002	2001
	(Unaudited)	(Unaudited)
Numerator:
Net loss	$(789)	$(8,888)

Denominator:
Shares used in computing basic and diluted net loss per share	42,688	42,469

Basic and diluted net loss per share attributable to common stockholders	$(0.02)	$(0.21)

Antidilutive securities including options, warrants, convertible preferred stock and restricted stock rights not included in net loss per share calculation	15,339	14,211

5.    CONCENTRATIONS

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents are maintained with three major financial institutions in the United States. The Company limits its cash investments to those that are short-term and low risk. At times, deposits held with banks may exceed federally insured limits.

Concentration of credit risk with respect to accounts receivable is generally limited due to the Company’s on-going evaluation of its customers’ credit worthiness and the established long-term relationship with certain customers. In addition, the Company generally requires a letter of credit to be established by customers in foreign countries before shipment of products is made to these customers. For the three months ended March 31, 2002, sales to two customers accounted for 65.9% and 12.3%, respectively, of net revenue. For the three months ended March 31, 2001, sales to four customers accounted for 23.7%, 20.8%, 14.4% and 13.5%, respectively, of net revenue. As of March 31, 2002, receivables from four customers accounted for 41.8%, 27.8%, 14.3% and 10.1%, respectively, of the gross accounts receivable balance. As of March 31, 2001, a receivable from one customer accounted for 55.8% of the gross accounts receivable balance.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

UMC fabricates all of the Company’s integrated circuits in Taiwan. The Company has developed a contingency plan with UMC to provide for the manufacture of its products in the event of a disruption in the operations of one or more of UMC’s fabrication facilities. However, any disruption may cause delay in production of the Company’s integrated circuits and could adversely impact the Company’s operating results.

6.    GEOGRAPHIC INFORMATION

The Company operates in one business segment, which is to design, develop and sell integrated circuits and software solutions to the broadband access communications equipment industry. The Company’s net revenue was attributable to the following countries or regions (in thousands):

	For the Three Months Ended March 31,
	2002	2001
	(Unaudited)	(Unaudited)
Asia:
South Korea	$984	$5,245
Taiwan	327	108
Other Asian countries	48	91

	1,359	5,444
United States	2,664	44
Europe	—	1,437

	$4,023	$6,925

Substantially all of the Company’s assets as of March 31, 2002 and December 31, 2001 were located in the United States.

7.    LEGAL PROCEEDINGS

In November 2001, a complaint captioned Richmon v. Integrated Telecom Express, Inc., No. 01-CV-10108 was filed in federal district court for the Southern District of New York, on behalf of a putative class of persons who purchased the Company’s common stock between August 18, 2000 and December 6, 2000. An amended complaint was filed in April 2002. The amended complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in the Company’s initial public offering of securities and subsequently issued false and misleading analyst reports. The complaint brings claims for violation of several provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 against those underwriters and also against the Company and various of the Company’s present and former officers and directors. Similar lawsuits concerning more than 300 other companies’ initial public offerings have been filed and coordinated as In re Initial Public Offering Securities Litigation, No. 21 MC 92. The Company believes that the claims against the Company are without merit and intend to defend this lawsuit vigorously. While the outcome of these claims is currently not determinable, the Company does not expect that the ultimate costs to resolve these claims will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In addition to the lawsuit mentioned above, from time to time, the Company may become involved in litigation relating to claims arising from its ordinary course of business. The Company is not currently a party to any material legal proceedings of this nature.

INTEGRATED TELECOM EXPRESS, INC.

Schedules other than those listed above have been omitted because the required information is not present or not present in amounts sufficient to require submission of schedules or because the required information is included in the financial statements included herewith.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
of Integrated Telecom Express, Inc.

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Integrated Telecom Express, Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth herein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP
San Jose, California
March 11, 2002

INTEGRATED TELECOM EXPRESS, INC.

BALANCE SHEETS

(in thousands, except par value)

	December 31,
	2001	2000
Assets
Current assets:
Cash and cash equivalents	$119,278	$149,073
Accounts receivable, net of allowance for doubtful accounts of $141 and $0	1,515	7,630
Inventories, net	1,819	6,067
Prepaid expenses and other current assets	1,084	2,470

Total current assets	123,696	165,240
Property and equipment, net	8,877	8,809
Licenses, net	2,903	6,408
Other assets	2,660	933

Total assets	$138,136	$181,390

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,348	$8,690
Accrued expenses and other liabilities	3,281	8,619
Payable for licenses	1,250	2,625
Current portion of obligations under capital leases	1,437	1,290

Total current liabilities	8,316	21,224
Long-term liabilities	482	1,742

Total liabilities	8,798	22,966

Commitments and contingencies (Note 5)

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 42,744 and 42,709 shares issued and outstanding	42	42
Additional paid-in capital	223,726	235,066
Deferred stock-based compensation	(9,273)	(27,592)
Notes receivable from stockholders	(361)	(528)
Accumulated deficit	(84,796)	(48,564)

Total stockholders’ equity	129,338	158,424

Total liabilities and stockholders’ equity	$138,136	$181,390

The accompanying notes are an integral part of these financial statements

INTEGRATED TELECOM EXPRESS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years ended December 31,
	2001	2000	1999
Net revenue	$17,039	$54,062	$3,053
Cost of revenue (inclusive of stock-based compensation expense of $12, $800 and $0)	12,902	32,003	2,811

Gross profit	4,137	22,059	242

Operating expenses:
Research and development (inclusive of stock-based compensation expense of $2,257, $7,753 and $97)	22,868	21,997	8,556
Sales and marketing (inclusive of stock-based compensation expense of $1,451, $4,192 and $86)	6,053	11,318	3,297
General and administrative (inclusive of stock-based compensation expense of $3,133, $8,464 and $81)	10,767	13,352	3,166
Restructuring expenses	2,331	—	—
Write-off of assets	3,572	—	—

Total operating expenses	45,591	46,667	15,019

Loss from operations	(41,454)	(24,608)	(14,777)
Interest and other income, net	5,222	4,472	1,069

Net loss	$(36,232)	$(20,136)	$(13,708)

Basic and diluted net loss per share	$(0.85)	$(0.66)	$(0.59)

Shares used in computing basic and diluted net loss per share	42,594	30,484	23,148

The accompanying notes are an integral part of these financial statements

INTEGRATED TELECOM EXPRESS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

	Common Stock		Additional Paid-in Capital	Deferred Stock-Based Compensation	Notes Receivable from Stockholders	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 1998	23,080	$23	$29,378	$(473)	$—	$(14,720)	$14,208
Issuance of common stock upon exercise of stock options	289	—	335	—	—	—	335
Deferred stock-based compensation, net	—	—	1,032	(1,032)	—	—	—
Amortization of deferred stock-based compensation	—	—	—	264	—	—	264
Net loss	—	—	—	—	—	(13,708)	(13,708)

Balance at December 31, 1999	23,369	23	30,745	(1,241)	—	(28,428)	1,099
Issuance of common stock in connection with initial public offering and private placement	6,607	7	109,085	—	—	—	109,092
Conversion of convertible preferred stock to common stock in connection with initial public offering	11,429	11	44,989	—	—	—	45,000
Issuance of common stock upon exercise of stock options	1,304	1	2,687	—	(502)	—	2,186
Deferred stock-based compensation, net	—	—	47,512	(47,512)	—	—	—
Amortization of deferred stock-based compensation	—	—	48	21,161	—	—	21,209
Accrued interest on notes receivable from stockholders	—	—	—	—	(26)	—	(26)
Net loss	—	—	—	—	—	(20,136)	(20,136)

Balance at December 31, 2000	42,709	42	235,066	(27,592)	(528)	(48,564)	158,424
Issuance of common stock upon exercise of stock options and under employee stock purchase plan	94	—	303	—	—	—	303
Repurchase of common stock	(59)	—	(177)	—	177	—	—
Deferred stock-based compensation, net	—	—	(11,466)	11,466	—	—	—
Amortization of deferred stock-based compensation	—	—	—	6,853	—	—	6,853
Accrued interest on notes receivable from stockholders	—	—	—	—	(10)	—	(10)
Net loss	—	—	—	—	—	(36,232)	(36,232)

Balance at December 31, 2001	42,744	$42	$223,726	$(9,273)	$(361)	$(84,796)	$129,338

The accompanying notes are an integral part of these financial statements

INTEGRATED TELECOM EXPRESS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31
	2001	2000	1999
Cash flows from operating activities:
Net loss	$(36,232)	$(20,136)	$(13,708)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,242	4,228	2,193
Amortization of deferred stock-based compensation	6,853	21,209	264
Non-cash restructuring expenses	1,314	—	—
Write-off of assets	3,572	—	—
Changes in operating assets and liabilities:
Accounts receivable	6,115	(6,257)	(1,373)
Inventories	4,248	(4,174)	(1,893)
Prepaid expenses and other current assets	386	(1,037)	(591)
Other assets	(1,902)	(162)	393
Accounts payable	(6,342)	6,838	1,650
Accrued expenses and other liabilities	(6,066)	7,718	133

Net cash provided by (used in) operating activities	(21,812)	8,227	(12,932)

Cash flow from investing activities:
Purchases of property, equipment and licenses	(6,691)	(7,380)	(3,341)
Proceeds from sale of assets to related party	—	—	28

Net cash used in investing activities	(6,691)	(7,380)	(3,313)

Cash flows from financing activities:
Principal payments on capital lease obligations	(1,595)	(1,565)	—
Proceeds from issuance of common stock, net	303	111,278	335
Proceeds from issuance of preferred stock, net	—	—	40,000

Net cash provided by (used in) financing activities	(1,292)	109,713	40,335

Net increase (decrease) in cash and cash equivalents	(29,795)	110,560	24,090
Cash and cash equivalents at beginning of year	149,073	38,513	14,423

Cash and cash equivalents at end of year	$119,278	$149,073	$38,513

Supplemental disclosure of cash flow information
Cash paid for interest	$249	$280	$—
Supplemental disclosure of non-cash investing and financing activities:
Assets purchased under capital leases	—	4,598	—
Conversion of convertible preferred stock into common stock	—	43,100	—
Conversion of warrants for convertible preferred stock into warrants for common stock	—	1,900	—
Notes receivable related to issuance of common stock	—	502	—
Cancellation of notes receivable related to repurchase of common stock	177	—	—

The accompanying notes are an integral part of these financial statements

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS

1.    THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Integrated Telecom Express, Inc. (the “Company”, formerly Integrated Technology Express, Inc.) was incorporated in California in May 1995 and reincorporated in Delaware in September 1999. The Company provides integrated circuit and software products to the broadband access communications equipment industry. The Company’s products include integrated circuits, software, production designs, network interface cards and test systems that enable communications equipment manufacturers to provide high-speed, cost-effective asymmetric digital subscriber line, or ADSL, equipment to communications service providers and their customers. The industry in which the Company operates is characterized by rapid technological change and significant volatility of product prices.

United Microelectronics Corporation (“UMC”), a public company in Taiwan, directly and indirectly owned 28.3% and 25.8% of the Company’s outstanding common stock at December 31, 2001 and 2000, respectively.

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents principally consist of money market mutual funds, which are custodied with three major financial institutions.

Inventories

Inventories are stated at the lower of cost or market, using the average cost method. The Company provides inventory reserves based on excess and obsolete inventories.

Property and Equipment

Property and equipment are stated at cost. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are relieved from the accounts and the net gain or loss is included in the determination of income. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets as follows:

Machinery and computer equipment	3 to 5 years
Software	3 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the lease term or the estimated useful life

In 2000, the Company acquired various software totaling $4,598,000 under capital leases, which will be paid in full by the end of 2002. The accumulated depreciation related to this software was $2,908,000 and $1,225,000 at December 31, 2001 and 2000, respectively, and the related depreciation expense for the years ended December 31, 2001 and 2000 was $1,683,000 and $1,225,000, respectively.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, notes receivable, accounts payable and capital lease obligations are carried at cost, which approximates their fair value because these instruments have short-term maturities or bear interest at market rates.

Revenue Recognition

Revenue from product sales (other than to distributors with rights of return) is recognized upon shipment if a signed purchase order exists, sales price is fixed or determinable, collection of resulting receivables is reasonably assured and product returns are reasonably estimable. Subsequent to the sale of the products, the Company has no obligation to provide any modification or customization, upgrades, enhancements or any postcontract customer support. Revenues from shipments to distributors with rights of return are deferred until the distributor resells the inventory. Upon shipment, the Company also provides for the estimated costs that may be incurred for product warranties.

Research and Development

Research and development costs are expensed as incurred. The Company has not capitalized any software development costs to date and is in compliance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalization of software development costs begins upon the establishment of technological feasibility of the product. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short, and as such, software development costs qualifying for capitalization have been insignificant.

Advertising Expenses

Advertising expenses are charged to operations when incurred and totaled $26,500, $70,000 and $63,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under APB 25, compensation cost is, in general, recognized based on the difference, if any, between the fair market value of the Company’s stock on the date of grant and the amount an employee must pay to acquire the stock. Equity instruments issued to non-employees are accounted for in accordance with the provisions of SFAS 123 and Emerging Issues Task Force 96-18. Deferred stock-based compensation is being amortized using the graded vesting method in accordance with Financial Accounting Standards Board Interpretation No. 28 (“FIN 28”) over the vesting period of each respective option, which is generally four years. Under the graded vesting method, each option grant is separated into portions based on its vesting terms which result in acceleration of amortization expense for the overall award.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In July 2000, the Company adopted Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation—An Interpretation of APB Opinion No. 25” (“FIN 44”). FIN 44 clarifies, among other issues (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination.

Income Taxes

The Company accounts for income taxes under the liability approach whereby the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities are recognized as deferred tax assets and liabilities. A valuation allowance is established for any deferred tax assets for which realization is uncertain.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period less any shares subject to repurchase. Diluted net loss per share is the same as basic net loss per share for the periods presented because the inclusion of potentially dilutive common shares, which consisted of common shares issuable upon the exercise of stock options and warrants and shares subject to repurchase, would result in an antidilutive per share amount.

Comprehensive Loss

For the years ended December 31, 2001, 2000 and 1999, there were no reconciling items between the Company’s net loss and its comprehensive loss.

Derivatives

In the first quarter of 2001, the Company adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the balance sheet and measurement of those instruments at fair value. To date, the Company has not engaged in any derivative or hedging activities.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or circumstances indicate that the carrying value of these assets may not be recovered. Determination of recoverability is based on an estimate of undiscounted cash flows resulting from the use of the asset and its ultimate disposition. Measurement of an impairment loss is based on the fair value of the asset compared to its carrying value. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of the carrying value or the fair value less selling costs. See Note 9 to the Financial Statements for discussion of assets written off in 2001 due to impairment.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and is effective for all business combinations initiated after June 30, 2001. SFAS 142 requires goodwill intangible assets having indefinite lives to be reviewed annually for impairment under certain circumstances and written down when impaired, rather than being amortized as previous standards required. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The implementation of SFAS 141 and SFAS 142 is not expected to have a significant impact on the Company’s financial condition or results of operations.

In October 2001, the FASB issued Statement of Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 supercedes Statement of Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” (“SFAS 121”). However, it retains the fundamental provisions of SFAS 121 for (1) the recognition and measurement of the impairment of long-lived assets to be held and used and (2) the measurement of long-lived assets to be disposed of by sale. SFAS 144 develops a single accounting model for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired assets and consequently amends Accounting Principles Board Opinion No. 30, “Reporting Results of Operations-Reporting the Effects of Disposal of a Division of a Business.” Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The implementation of SFAS 144 is not expected to have a significant impact on the Company’s financial condition or results of operations.

Reclassifications

Certain reclassifications have been made to prior years’ balances in order to conform to the current year’s presentation.

2.    RELATED PARTY TRANSACTIONS

Shared Facilities and Purchase of Products

In June 1998, the Company sold certain assets, mainly trademarks, licensing agreements and service contracts, to Integrated Technology Express, Inc. (“ITE”) and its U.S. subsidiary (“ITE-US”) for $1,911,000 in cash and $1,931,000 in a note receivable. ITE and the Company have common stockholders, and the Company’s Chairman of the Board of Directors is currently the Chairman of ITE-US’ Board of Directors. The note is due in five equal, annual installments beginning July 1, 1998 and bears interest at 6% per annum. As ITE and the Company have certain common stockholders, the excess of $2,854,000 of the sales price over the net book value of the assets sold was credited to additional paid-in capital. During 2001, ITE paid in full the remaining principal balance and the accrued interest receivable on the note. At December 31, 2000, the current and long-term portions of the note receivable amounted to $487,000 and $306,000, respectively. Interest income on the note was $29,900, $50,000 and $80,000 in 2001, 2000 and 1999, respectively, of which $22,000 and $35,000 were accrued at December 31, 2000 and 1999, respectively.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

In March 1998, the Company entered into a reimbursement agreement with ITE-US to share facilities and services of administrative staff and resources. Under the agreement, the parties allocate the costs of the shared portion of their respective operations, using methods that the Company’s management believes are reasonable. Such allocations are not necessarily indicative of the costs that would have been incurred by the Company in transactions with unrelated third parties. The agreement has no expiration date. The total amounts that the Company billed to ITE-US and was reimbursed by ITE-US were $76,200 and $110,500 in 2001, $383,000 and $514,000 in 2000 and $843,000 and $812,000 in 1999, respectively. Amounts billed to ITE-US are principally related to general and administrative services and are offset against these expenses in the Statement of Operations. The Company also purchases certain of its finished products from ITE-US, which amounted to $1,024,900, $4,124,000 and $746,000 in 2001, 2000 and 1999, respectively.

Purchase of Raw Materials

The Company purchases integrated circuits for its products from UMC and is dependent upon UMC as its sole manufacturer of its integrated circuits. For the years ended December 31, 2001, 2000 and 1999, total purchases from UMC amounted to $4,376,500, $15,951,000 and $2,509,000, respectively.

Royalty Arrangements

The Company has entered into a royalty agreement with ITE-US, which requires the Company to pay ITE-US a royalty of less than 2% on sales of products with technologies licensed from ITE-US. Royalty expenses under this royalty agreement were $107,500 and $42,300 in 2001 and 2000, respectively. No such royalty was incurred in 1999.

The Company has also entered into an agreement with UMC through which UMC extended certain licenses granted by an unrelated third party to the Company in exchange for royalties. The agreement requires the Company to pay UMC a royalty of 1% on integrated circuits purchased from UMC. Royalty expenses under this agreement were $20,800 and $136,000 in 2001 and 2000, respectively. No such royalty was incurred in 1999.

As of December 31, 2001 and 2000, the net balance due to ITE-US was $19,100 and $566,000, respectively, and the net balance due to UMC was $20,800 and $4,111,000, respectively.

Notes Receivable from Stockholders

In May 2000, the Company loaned $262,000 to a director of the Company who used the proceeds to exercise an option to purchase 80,000 shares of the Company’s common stock. The loan, which is secured by two promissory notes with full recourse and the aforementioned 80,000 shares of common stock, bears interest rate at three-month LIBOR plus 2%, adjustable on a quarterly basis. The principal balance of the loan and the accrued interest are due in May 2004.

In June 2000, the Company loaned $240,000 to an executive of the Company who used the proceeds to exercise an option to purchase 80,000 shares of the Company’s common stock. The loan, which is secured by a promissory note with full recourse and the aforementioned 80,000 shares of common stock, bears interest rate at three-month LIBOR plus 2%, adjustable on a quarterly basis. During the second quarter of 2001, the Company repurchased 59,000 shares of common stock from the executive at a total price of $177,000 which was applied to the related loan balance. The remaining principal balance and the accrued interest are due in June 2004.

The total amount of these notes receivable, including accrued interest, was $361,000 and $528,000 at December 31, 2001 and 2000, respectively, and was recorded as an offset to stockholders’ equity.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

3.    BALANCE SHEET DETAILS

The following tables provide details of selected balance sheet items (in thousands):

	December 31,
	2001	2000
Inventories, net:
Raw materials	$—	$374
Work in progress	16	1,300
Finished goods	1,803	4,393

	$1,819	$6,067

Property and equipment, net:
Machinery and computer equipment	$4,172	$3,607
Software	6,584	7,424
Furniture and fixtures	360	253
Leasehold improvements	3,898	1,322

	15,014	12,606
Accumulated depreciation and amortization	(6,137)	(3,797)

	$8,877	$8,809

Other assets:
Restricted cash	$2,455	$—
Other	205	933

	$2,660	$933

Accrued expenses and other liabilities:
Customer deposits	$1,500	$—
Compensation and benefits	925	3,675
Deferred revenue	281	549
Reserve for purchase commitments	—	3,300
Other	575	1,095

	$3,281	$8,619

Restricted cash represents an additional security deposit in the form of a letter of credit as required under the lease agreement for the Company’s corporate headquarters in San Jose, California. The letter of credit is to be maintained until such time the Company has achieved six consecutive quarters of operational profitability.

As of December 31, 2000, the Company established a reserve of $3,300,000 for purchase commitments as the Company estimated that certain non-cancelable production orders exceeded the demand of the related products in 2001. The balance was transferred to inventory reserves in 2001 upon receipt of the respective inventory.

4.    LICENSING AND ROYALTY ARRANGEMENTS

In April 1998, the Company entered into a 10-year licensing agreement with an unrelated third party. Under the terms of the licensing agreement, the Company licensed certain technology to develop, manufacture and distribute products. Initial payments for the license were $5,000,000. In addition, the Company is obligated to

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

pay royalties on sales of products including the related technology at rates ranging from 2.5% to 6%, with minimum royalties totaling $3,000,000 payable in 2001, 2000 and 1999 in the amounts of $1,500,000, $1,000,000 and $500,000, respectively. The Company has capitalized the total cost of $8,000,000, including minimum royalties, and is amortizing the cost of the license on a straight-line basis over its estimated useful life of seven years. Minimum royalties are expensed in the year payable. As of December 31, 2001 and 2000, the related accumulated amortization was $5,143,000 and $2,928,000, respectively. Amortization expense, including amortization of minimum royalties, was $2,215,000, $1,714,000 and $1,214,000 for the years ended December 31, 2001, 2000 and 1999, respectively, and is included in cost of revenue.

5.    COMMITMENTS AND CONTINGENCIES

The Company leases its corporate headquarters in San Jose, California, under a noncancelable operating lease expiring in February 2011. The Company has also acquired certain software under capital leases, which are expected to be paid in full in 2002. Future minimum lease payments under these noncancelable leases as of December 31, 2001 were as follows (in thousands):

	Operating Lease	Capital Leases
2002	$2,628	$1,528
2003	2,782	—
2004	2,921	—
2005	3,067	—
2006	3,220	—
2007 and thereafter	15,165	—

Total minimum lease payments	$29,783	1,528

Amounts representing interest		(91)

Present value of minimum obligations		$1,437

Rent expense totaled $3,655,000, $603,000 and $433,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

The Company currently maintains an irrevocable standby letter of credit with a financial institution in the amount of $2,455,000. The letter of credit, which is secured by a deposit of the same amount, represents an additional security deposit as required under the lease agreement for the Company’s corporate headquarters in San Jose, California. The letter of credit is to be maintained until such time the Company has achieved six consecutive quarters of operational profitability and will expire in February 2011.

The Company had non-cancelable purchase commitments of approximately $550,000 as of December 31, 2001.

In November 2001, a complaint captioned Richmon v. Integrated Telecom Express, Inc., No. 01–CV–10108 was filed in federal district court for the Southern District of New York, on behalf of a putative class of persons who purchased the Company’s common stock between August 18, 2000 and December 6, 2000. The complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in the Company’s initial public offering of securities. The complaint brings claims for violation of several provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934 against those underwriters, and also brings claims under the Securities Act of 1933 against the Company and

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

various of the Company’s present and former officers and directors. Similar lawsuits concerning more than 300 other companies’ initial public offerings have been filed and coordinated as In re Initial Public Offering Securities Litigation, No. 21 MC 92. The Company believes that the claims against it are without merit and intends to defend this lawsuit vigorously. While the outcome of these claims is currently not determinable, the Company does not expect that the ultimate costs to resolve these claims will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In addition to the lawsuit mentioned above, from time to time, the Company may become involved in litigation relating to claims arising from its ordinary course of business. The Company is not currently a party to any material legal proceedings of this nature.

The semiconductor industry has experienced a substantial amount of litigation regarding patent and other intellectual property rights. From time to time, the Company has received and may receive in the future, communications alleging that its products or its processes may infringe on product or process technology rights held by others. The Company may in the future be involved in litigation with respect to alleged infringement by us of another party’s patents. In the future, the Company may be involved with litigation to:

•	Enforce its patent or other intellectual property rights;

•	Protect its trade secrets and know-how; and

•	Defend against claims of infringement or invalidity.

Such litigation could result in the future in substantial costs and diversion of management resources. Such litigation could also result in payment of substantial damages and/or royalties or prohibitions against utilization of essential technologies, and could have material adverse effect on the Company’s business, financial condition and results of operations.

6.    STOCKHOLDERS’ EQUITY

Common Stock Offering

In August 2000, the Company completed an initial public offering of 6,440,000 shares of common stock (including underwriters’ over-allotments) and a sale of 166,667 shares of common stock in a private placement at a price of $18.00 per share. Net proceeds from the initial public offering and the private placement totaled approximately $109,092,000 after deducting offering costs. Concurrent with the initial public offering, all outstanding shares of preferred stock were converted to a total of approximately 11,429,000 shares of common stock.

Preferred Stock Rights Agreement

In March 2001, the Company’s Board of Directors approved a Preferred Stock Rights Agreement (the “Rights Agreement”), pursuant to which a dividend of one right was declared to purchase one one-thousandth of a share of the Company’s Series A Preferred Stock, at an exercise price of $22.50, for each outstanding share of common stock. The Rights Agreement is intended to protect the value of the outstanding equity interests in the Company in the event of an unsolicited takeover attempt. It is not intended to prevent a takeover of the Company on terms that are favorable and fair to stockholders and will not interfere with any merger or business combination approved by the Board of Directors. The right will be exercisable following (a) the tenth business day (or such later date as may be determined by a majority of the Board of Directors) after a person or group acquires beneficial ownership of 15% or more of the Company’s common stock or (b) the tenth business day (or such later date as may be determined by a majority of the directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company’s common stock. The right will expire in May 2011 and may be redeemed by the Company at $0.001 per right at the approval of the Board of Directors.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Warrants

In connection with the issuance of Series A Convertible Preferred Stock in October 1998, the Company issued to a third party a warrant to purchase a total of 714,286 shares of Series A Convertible Preferred Stock at an exercise price of $3.50 per share. The warrant is exercisable at any time until October 2003.

During October and November 1999, in connection with the issuance of Series B Convertible Preferred Stock, the Company issued to two unrelated third parties two warrants to purchase a total of 500,000 shares of Series B Convertible Preferred Stock at an exercise price of $4.00 per share. The warrants are exercisable at any time until October 2004.

The Series A and Series B Convertible Preferred Stock were converted into common stock upon the Company’s initial public offering in August 2000, and the above warrants were converted into warrants exercisable in shares of common stock.

In September 2000, the Company issued to a third party a warrant to purchase 200,000 shares of common stock at an exercise price of $23.50. The warrant is exercisable at any time until March 2002.

7.    EMPLOYEE BENEFIT PLANS

Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan (“ESPP Plan”) under which 1,454,173 shares of common stock have been reserved for issuance. Eligible employees may purchase the Company’s common stock through payroll deductions (which cannot exceed 10% of the employee’s compensation) at 85% of the fair market value at the beginning of the applicable offering period or at the end of each interim period, whichever is lower. In 2001, 62,831 shares of common stock were issued under the ESPP Plan, and no shares were issued in 2000. As of December 31, 2001, 1,391,342 shares of common stock were available for issuance under the ESPP Plan.

Stock Option Plans

In August 2001, the Company adopted the 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), which provides for the granting of nonstatutory stock options (“NSOs”) to non-officer employees and consultants, except that NSOs may be granted to officers in connection with an officer’s initial service to the Company. Pursuant to the 2001 Plan, the terms and conditions of NSOs are determined by the Board of Directors, and 4,500,000 shares of common stock have been reserved for issuance. As of December 31, 2001, options to purchase 3,950,000 shares of common stock were outstanding, and 550,000 shares were available for future grant under the 2001 Plan.

The Company’s 2000 Stock Plan, as amended, (the “2000 Plan”) provides for the granting of incentive stock options (“ISOs”), NSOs and restricted stock to eligible employees, directors and consultants. Pursuant to the 2000 Plan, the terms and conditions of stock options and restricted stock granted under the 2000 Plan are determined by the Board of Directors, provided that (i) the exercise price for ISOs is not less than the fair market value of the Company’s common stock on the date of grant (or not less than 110% of the fair market value for ISOs granted to holders of more than 10% of the Company’s voting stock) and (ii) the exercise price for NSOs intended to qualify as performance-based compensation is not less than the fair value of the common stock on the date of grant. As of December 31, 2001, the number of shares of common stock reserved for issuance under the 2000 Stock Plan was 5,808,345, options to purchase 3,552,661 shares of common stock were outstanding and

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2,255,684 shares were available for future grant. The number of shares reserved for issuance will automatically increase on the first day of the Company’s fiscal year beginning in 2002 in an amount equal to the lesser of (i) 2,500,000 shares, (ii) 4% of the outstanding shares on such date or (iii) a lesser amount determined by the Board of Directors.

The Company terminated the 1996 Stock Plan upon its initial public offering in August 2000. No further stock options were granted under the 1996 Stock Plan, and all outstanding stock options continue to be governed by the terms and conditions of the existing stock option agreements for those grants. As of December 31, 2001, options to purchase 7,467,410 shares of common stock were outstanding.

In May 2001, the Company adopted the 2001 Director Option Plan (the “2001 Director Plan”), which provides for the automatic granting of NSOs to outside directors. Pursuant to the 2001 Director Plan, each new outside director is granted an option to purchase 40,000 shares of common stock (the “First Option”) on the date of appointment. (Outside directors appointed prior to the adoption of the 2001 Director Plan did not receive the First Option.) The First Option has the following vesting term: 34% vested one year from the date of grant and 33% each vested on the second and the third anniversary of its date of grant. On May 31st of each year, each outside director will be granted an option to purchase 10,000 shares of common stock (the “Subsequent Option”), except that, for outside directors appointed after the adoption of the 2001 Director Plan, the Subsequent Option will not be granted until the First Option has entirely vested. The Subsequent Option becomes 100% exercisable one year from the date of grant. The First Option and the Subsequent Option have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. 500,000 shares of common stock have been reserved for issuance under the 2001 Director Plan. As of December 31, 2001, options to purchase 70,000 shares of common stock were outstanding, and 430,000 shares were available for future grant.

Activities under the Company’s stock option plans are summarized as follows:

	Options Outstanding
	Number of Shares	Weighted Average Exercise price
Balance at December 31, 1998	6,540,593	$2.64
Options granted	2,080,400	3.00
Options exercised	(289,347)	1.16
Options canceled	(1,215,496)	2.79

Balance at December 31, 1999	7,116,150	2.78
Options granted	5,729,528	6.43
Options exercised	(1,304,411)	2.02
Options canceled	(965,812)	7.25

Balance at December 31, 2000 (2,906,075 shares exercisable at a weighted average price of $3.45 per share)	10,575,455	4.48
Options granted	8,299,081	2.81
Options exercised	(31,514)	3.11
Options canceled	(3,802,951)	4.72

Balance at December 31, 2001 (5,068,406 shares exercisable at a weighted average price of $3.98 per share)	15,040,071	3.51

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 1.00 — 1.18	2,055,000	8.66	$1.12	—	$—
1.20 — 2.49	2,537,500	5.67	1.47	—	—
2.55 — 2.55	515,268	2.31	2.55	498,081	2.55
2.56 — 2.87	463,649	5.96	2.75	—	—
3.00 — 3.81	4,281,249	3.54	3.00	2,983,684	3.00
4.00 — 4.97	2,299,395	4.06	4.01	1,042,267	4.00
5.16 — 8.03	2,218,512	5.01	5.41	270,871	5.35
12.00 — 8.00	669,498	4.68	15.00	273,503	15.80

	15,040,071	4.98	3.51	5,068,406	3.98

Restricted Stock Purchase Plan

The 2000 Restricted Stock Purchase Plan (the “RSPP”) provides for the grant of rights to purchase restricted common stock, subject to certain restrictions, to employees, directors and consultants and terminates automatically in 2010, unless terminated sooner. Pursuant to the RSPP, the Board of Directors has sole discretion to grant rights to purchase restricted common stock and determine the term of each grant under the RSPP, including exercise price and number of shares for each right granted. Each stock purchase right granted is restricted for a period of four years from the date of grant. 100% of the restricted shares are released from restriction on the fourth anniversary of grant; provided that the shares may be released early from the restriction subject to satisfaction of a variety of milestones relating to revenue, gross margin, market capitalization and total equity raised in initial and secondary public offerings. Pursuant to the RSPP, 1,000,000 shares have been reserved for issuance. Concurrent with the Company’s initial public offering in August 2000, no additional shares are available for grant.

Activities under the RSPP are summarized as follows:

	Rights Outstanding
	Number Outstanding	Weighted Average Exercise price
Rights granted in 2000	760,000	$5.57
Rights canceled in 2001	(362,500)	5.32

Balance at December 31, 2001	397,500	5.81

The following table summarizes information about rights to purchase restricted common stock outstanding at December 31, 2001:

	Rights Outstanding
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price
$ 3.00	25,000	4.0	$3.00
4.00	290,000	4.4	4.00
13.00	82,500	4.5	13.00

	397,500	4.5	5.81

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

APB 25 Compensation Costs Related to Employees

As calculated under APB 25, deferred stock-based compensation costs related to stock options granted to employees amounted to $32,777,000 through December 31, 2001, of which $5,509,000, $19,482,000 and $51,000 was expensed in 2001, 2000, and 1999, respectively. During fiscal 2001, $15,296,000 of deferred stock-based compensation previously recognized was reversed in connection with employee terminations.

SFAS 123 Compensation Costs Related to Consultants

In 2000, the Company granted to consultants stock options to purchase 312,500 shares of common stock under the 1996 Stock Plan. No stock options were granted to consultants in 2001 and 1999. In February 2001, upon resignation of the Company’s former chief executive officer, the Company and the former chief executive officer entered into a settlement agreement, pursuant to which the former chief executive officer was to provide consulting services from the resignation date to February 28, 2002. The settlement also extended the life of the stock options previously granted to the former chief executive officer. In accordance with FIN 44, the Company revalued the surviving stock options to purchase 861,667 shares of common stock and recorded a stock-based compensation expense of $1,041,000 using the Black-Scholes option pricing model with the following assumptions: expected volatility of 80%, risk-free interest rate of 4.43%, expected life of three years and no dividend yield.

The aggregate exercise price of outstanding stock options granted to consultants amounted to $7,940,000, $4,552,000 and $1,219,000 at December 31, 2001, 2000 and 1999, respectively. Certain of these stock options vest over periods of up to four years, and the Company will be required to record the change in the fair value of these stock options at each reporting date prior to vesting and then finally at the vesting date of the stock option. The balance of deferred stock-based compensation computed in accordance with SFAS No. 123 related to these stock options was $2,000, $178,000 and $1,150,000 at December 31, 2001, 2000 and 1999, respectively. Amortization of deferred stock-based compensation amounted to $1,102,000, $1,727,000 and $213,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

SFAS 123 Pro Forma Disclosures

SFAS 123 requires the disclosure of pro forma net income or loss and earnings per share as if the Company had accounted for its employee stock options under the fair value method in accordance with SFAS 123. The fair value of each option granted to employees was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumption: expected volatilities of 95% in 2001, 62% for the period from June 13, 2000 to December 31, 2000, and 0% for all periods before June 13, 2000 (the date of first filing of the Registration Statement for the Company’s initial public offering); risk-free interest rates ranging from 3.50% to 4.70% in 2001, 4.90% to 6.69% in 2000 and 1999; expected lives of three and one-half years in 2001 and five years in 2000 and 1999; and no dividend yield for all periods presented. The weighted average fair value of stock options granted in 2001, 2000 and 1999 was $1.73, $9.99 and $0.74, respectively.

Had compensation expense for the Company’s stock option plan been determined on the fair value at the grant dates consistent with the provisions of SFAS 123, the Company’s net loss and net loss per share would have been as follows (in thousands, except per share amounts):

	Years Ended December 31,
	2001	2000	1999
Net loss—as reported	$(36,232)	$(20,136)	$(13,708)
Net loss—pro forma	(42,407)	(24,413)	$(15,963)

Net loss per share:
Basic and diluted—as reported	(0.85)	(0.66)	(0.59)
Basic and diluted—pro forma	(1.00)	(0.80)	(0.60)

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

401(k) Plan

The Company’s employee savings and retirement plan qualifies under Section 401(k) of the Internal Revenue Code. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Company currently does not make matching or additional contributions to the 401(k) Plan on its employees’ behalf.

8.    RESTRUCTURING EXPENSES

In November 2001, the Company announced a restructuring program to streamline operations and reduce costs. The restructuring program included worldwide workforce reduction, restructuring of certain business functions and closure of the facility in Hsin Chu, Taiwan, which was one of the Company’s two research and development facilities. As a result of the workforce reduction, the Company terminated approximately 50 employees worldwide and recorded a charge of $842,000 for severance and fringe benefits, of which $743,000 was paid as of December 31, 2001 and the balance will be paid in full in the first half of 2002. In connection with the closure of the Hsin Chu facility, the Company recorded a charge of $1,489,000, of which $175,000 was the cost of terminating the office lease and $1,314,000 was the write-off of the facility’s leasehold improvements and other fixed assets. The office lease for the Hsin Chu facility is to be terminated on March 31, 2002.

A summary of restructuring expenses is outlined as follows (in thousands):

	Total Charges	Noncash Charges	Cash Payments	Accrued Liability at December 31, 2001
Workforce reduction	$842	$—	$(743)	$99
Closure of facility	1,489	(1,314)	(175)	—

	$2,331	$(1,314)	$(918)	$99

9.    WRITE-OFF OF ASSETS

During fiscal 2001, the Company discontinued certain research and development projects. The Company had previously licensed certain technologies for use in these projects and also made advance royalty payments. As the Company has no plans for alternative use of these technologies, the related license fees and prepaid royalties totaling $3,572,000 were written off.

10.    INCOME TAXES

No federal or state income taxes or income tax benefits were recorded for the years ended December 31, 2001, 2000 and 1999, as the Company incurred net losses during these periods and potential deferred tax benefits associated with net operating loss carryforwards were completely offset by a full valuation allowance.

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Deferred tax assets consist of the following (in thousands):

	December 31
	2001	2000
Net operating loss carryforwards	$13,183	$5,571
Tax credit carryforwards	3,782	2,042
Capitalized research and development	655	700
Reserves and accruals	1,432	979
Depreciation and amortization	3,050	1,001

Gross deferred tax assets	22,102	10,293
Valuation allowance	(22,102)	(10,293)

Net deferred tax assets	$—	$—

Based on the available objective evidence, management believes that it is more likely than not that the deferred tax assets will not be fully realizable. Accordingly, the Company provided a full valuation allowance against its deferred tax assets as of December 31, 2001 and 2000.

As of December 31, 2001, the Company’s federal and state net operating loss carryforwards for income tax purposes were approximately $36,000,000 and $16,300,000, respectively. If not utilized, the federal net operating loss carryforwards will begin to expire in 2013, and the state net operating loss carryforwards will begin to expire in 2003. As of December 31, 2001, the Company’s federal and state tax credit carryforwards for income tax purposes were approximately $1,800,000 and $2,000,000, respectively. If not utilized, these tax credit carryforwards will expire in various amounts beginning in 2006. Under the Tax Reform Act of 1986, the amount of benefits from net operating loss carryforwards may be limited as the Company has incurred a cumulative ownership change of more than 50%.

11.    NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share for the period indicated (in thousands, except per share amounts):

	Years Ended December 31,
	2001	2000	1999
Numerator:
Net loss	$(36,232)	$(20,136)	$(13,708)

Denominator:
Shares used in computing basic and diluted net loss per share	42,594	30,484	23,148

Basic and diluted net loss per share attributable to common stockholders	$(0.85)	$(0.66)	$(0.59)

Antidilutive securities including options, warrants, convertible preferred stock and restricted stock rights not included in net loss per share calculation	16,852	12,982	19,759

INTEGRATED TELECOM EXPRESS, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

12.    CONCENTRATIONS

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents are maintained with three major financial institutions in the United States. The Company limits its cash investments to those that are short-term and low risk. At times, deposits held with banks may exceed federally insured limits.

Concentration of credit risk with respect to accounts receivable is generally limited due to the Company’s on-going evaluation of its customers’ credit worthiness and the established long-term relationship with certain customers. In addition, the Company generally requires a letter of credit to be established by customers in foreign countries before shipment of products is made to these customers. In 2001, sales to one customer accounted for 39.2% of net revenue; in 2000, sales to two customers accounted for 11.6% and 11.1% of net revenue; and in 1999, sales to two customers accounted for 44.3% and 10.9% of net revenue. As of December 31, 2001, receivables from three customers accounted for 48.8%, 13.4% and 12.1% of gross accounts receivable balance. As of December 31, 2000, receivables from two customers accounted for 32% and 21% of gross accounts receivable balance.

UMC fabricates all of the Company’s integrated circuits in Taiwan. The Company has developed a contingency plan with UMC to provide for the manufacture of its products in the event of a disruption in the operations of one or more of UMC’s fabrication facilities. However, any disruption may cause delay in production of the Company’s integrated circuits and could adversely impact the Company’s operating results.

13.    GEOGRAPHIC INFORMATION

The Company operates in one business segment, which is to design, develop and sell integrated circuits and software solutions to the broadband access communications equipment industry. The Company’s net revenue was attributable to the following countries or regions (in thousands):

	Years Ended December 31,
	2001	2000	1999
Asia:
South Korea	$8,170	$32,189	$373
Taiwan	1,548	5,387	1,109
Other Asian countries	239	3,031	132

	9,957	40,607	1,614
United States	5,580	9,534	1,432
Europe	1,502	3,921	7

	$17,039	$54,062	$3,053

Substantially all of the Company’s assets as of December 31, 2001 and 2000 were located in the United States.

INTEGRATED TELECOM EXPRESS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Year	Charged to Expenses or Other Accounts	Deductions	Balance at End of Year
Year ended December 31, 1999:
Allowance for doubtful accounts	$—	$—	$—	$—
Reserves for excess and obsolete inventories	$—	$25	$—	$25

Year ended December 31, 2000:
Allowance for doubtful accounts	$—	$—	$—	$—
Reserves for excess and obsolete inventories	$25	$3,462	$187	$3,300

Year ended December 31, 2001:
Allowance for doubtful accounts	$—	$177	$36	$141
Reserves for excess and obsolete inventories	$3,300	$706	$180	$3,826

ANNEX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

INTEGRATED TELECOM EXPRESS, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Integrated Telecom Express, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.    The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a meeting (the “Meeting”) of the holders of the Company’s Common Stock to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2.    After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.    After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the “Dissolution Time”).

4.    From and after the Dissolution Time, the Company shall complete the following corporate actions: The Board of Directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment of, all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

5.    The distributions to the stockholders pursuant to Section 4, 7 and 8 hereof shall be in complete satisfaction and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the close of business on the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6.    If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7.    If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

8.    Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to June 25, 2005 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.

9.    Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10.    In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. Adoption of the Plan shall constitute approval of such payments by the stockholders of the Company.

11.    In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

12.    The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13.    Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

14.    The Board of Directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

INTEGRATED TELECOM EXPRESS, INC.

Special Meeting of Stockholders—                , 2002

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Peter J. Courture and James G. Regel, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of Common Stock of Integrated Telecom Express, Inc. held of record by the undersigned at the close of business on                 , 2002, at the special meeting of stockholders to be held at 10:00 a.m., local time, on                 , 2002, or any adjournment or postponement thereof.

The proxies are being directed to vote as specified on the reverse or, if no specification is made, FOR the ratification and approval of the Plan of Complete Liquidation and Dissolution of the Company and FOR the ratification and approval of the Asset Sale to the Affiliated Purchasers. The Board of Directors recommends a vote FOR each of the proposals.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTEGRATED TELECOM EXPRESS, INC.

Vote On Proposals

Please mark your vote as indicated in this example:    ☒
		For	Against	Abstain
1.	To ratify and approve the Plan of Complete Liquidation and Dissolution of the Company.	☐	☐	☐

		For	Against	Abstain
2.	To ratify and approve the Asset Sale to the Affiliated Purchasers.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Signature(s) must be exactly as names appear on this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign this Proxy.

Signature [Please Sign Within Box]	Date	Signature (Joint Owners)	Date

Please provide any address changes below: